EXHIBIT 10.1
PURCHASE AND SALE AGREEMENT
BETWEEN
CSC ASSOCIATES, L.P.
AND
BENTLEYFORBES ACQUISITIONS, LLC
BANK OF AMERICA PLAZA
ATLANTA, GEORGIA
July 14, 2006

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS		1

ARTICLE 2. PURCHASE AND SALE		7
2.1.	Agreement to Sell and Purchase	7
2.2.	Earnest Money	8
2.3.	Purchase Price	8
2.4.	Closing	8
2.5.	Defeasance of Existing Loan	9

ARTICLE 3. PURCHASER’S INSPECTION AND REVIEW RIGHTS		10
3.1.	Due Diligence Inspections	10
3.2.	Seller’s Deliveries to Purchaser; Purchaser’s Access to Seller’s Property Records	12
3.3.	Condition of the Property	13
3.4.	Confidentiality	14

ARTICLE 4. TITLE AND PERMITTED EXCEPTIONS		15
4.1.	Permitted Exceptions	15
4.2.	Title Commitment; Survey	15
4.3.	Delivery of Title	15
4.4.	Purchaser’s Right to Accept Title	16
4.5.	Cooperation	16

ARTICLE 5. REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS		17
5.1.	Representations and Warranties of Seller	17
5.2.	Knowledge Defined	19
5.3.	Covenants and Agreements of Seller	20

ARTICLE 6. CLOSING DELIVERIES, CLOSING COSTS AND PRORATIONS		22
6.1.	Seller’s Closing Deliveries	22
6.2.	Purchaser’s Closing Deliveries	24
6.3.	Closing Costs	25
6.4.	Prorations and Credits	25

ARTICLE 7. CONDITIONS TO CLOSING		28
7.1.	Conditions Precedent to Purchaser’s Obligations	28
7.2.	Conditions Precedent to Seller’s Obligations	30

ARTICLE 8. CASUALTY AND CONDEMNATION		30
8.1.	Casualty	30
8.2.	Condemnation	31

ARTICLE 9. DEFAULT AND REMEDIES		32
9.1.	Purchaser’s Default	32

ARTICLE 10. ASSIGNMENT		33
10.1.	Assignment	33

ARTICLE 11. BROKERAGE COMMISSIONS		34
11.1.	Broker and Advisor	34

ARTICLE 12. INDEMNIFICATION		34
12.1.	Indemnification by Seller	34
12.2.	Indemnification by Purchaser	34
12.3.	Limitations on Indemnification	35
12.4.	Survival	35
12.5.	Indemnification as Sole Remedy	35

ARTICLE 13. MISCELLANEOUS		35
13.1.	Notices	35
13.2	Possession	37
13.3	Time Periods	37
13.4	Publicity	37
13.5	Discharge of Obligations	37
13.6	Severability	37
13.7	Construction	37
13.8	Sale Notification Letters	38
13.9	Access to Records Following Closing	38
13.10	Submission to Jurisdiction	38
13.11	Entire Agreement	38
13.12	General Provisions	39
13.13	Attorney’s Fees	39
13.14	Counterparts	39
13.15	Effective Agreement	39
13.16	1031 Exchange	39

SCHEDULE OF EXHIBITS

Exhibit “A”	Description of Land
Exhibit “B”	List of Personal Property
Exhibit “B-1”	Personal Property Exclusions
Exhibit “C”	List of Existing Commission Agreements
Exhibit “D”	Form of Escrow Agreement
Exhibit “E”	List of Existing Environmental Reports
Exhibit “F”	List of Leases
Exhibit “G”	Title Exceptions
Exhibit “H”	Exception Schedule
Exhibit “I”	List of Service Contracts
Exhibit “J-1”	Form of Tenant Estoppel Certificate
Exhibit “J-2”	Form of Licensee Estoppel Certificate
Exhibit “J-3”	Form of Estoppel Certificate for Cross Parking License Agreement
Exhibit “J-4”	Form of Seller Estoppel
Exhibit “K”	List of Title Insurance Policy Endorsements and Reinsurance Limits
Exhibit “L”	Property Tax Appeals
Exhibit “M”	Description of Terms of Prospective new Leases and Lease Amendments
Exhibit “N”	Unpaid Tenant Inducement Costs and Leasing Commissions
Exhibit “O”	Existing Security Documents

SCHEDULE OF CLOSING DOCUMENTS

Schedule 1	Form of Limited Warranty Deed
Schedule 2	Form of Assignment and Assumption of Leases and Security Deposits and Leasing Commission Obligations
Schedule 3	Form of Bill of Sale to Personal Property
Schedule 4	Form of Assignment and Assumption of Service Contracts
Schedule 5	Form of General Assignment of Seller’s Interest in Intangible Property
Schedule 6	Form of Seller’s Affidavit (for Purchaser’s Title Insurance Purposes)
Schedule 7	Form of Seller’s Certificate (as to Seller’s Representations and Warranties)
Schedule 8	Form of Seller’s FIRPTA Affidavit
Schedule 9	Form of Purchaser’s Certificate (as to Purchaser’s Representations and Warranties)
Schedule 10	Form of Affidavit of Transferor’s Residence

PURCHASE AND SALE AGREEMENT
BANK OF AMERICA PLAZA
     THIS PURCHASE AND SALE AGREEMENT (the “Agreement”), made and entered into this 14th day of July, 2006, by and between CSC ASSOCIATES, L.P., a Georgia limited partnership (“Seller”), and BENTLEYFORBES ACQUISITIONS, LLC, a Delaware limited liability company (“Purchaser”).
WITNESETH:
     WHEREAS, Seller desires to sell certain improved real property commonly known as “Bank of America Plaza” located at 600 Peachtree Street, N.E., Atlanta, Fulton County, Georgia, together with certain related personal and intangible property, and Purchaser desires to purchase such real, personal and intangible property; and
     WHEREAS, the parties hereto desire to provide for said sale and purchase on the terms and conditions set forth in this Agreement;
     NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby covenant and agree as follows:
ARTICLE 1.
DEFINITIONS
     For purposes of this Agreement, each of the following capitalized terms shall have the meaning ascribed to such terms as set forth below:
     “Advisor” shall have the meaning ascribed thereto in Section 11.1 hereof.
     “Assignment and Assumption of Leases” shall mean the form of assignment and assumption of the Leases, the Security Deposits, the Cross Parking License Agreement and the obligations under the Commission Agreements to be executed and delivered by Seller and Purchaser at the Closing in the form attached hereto as Schedule 2.
     “Assignment and Assumption of Service Contracts” shall mean the form of assignment and assumption of the Service Contracts to be executed and delivered by Seller and Purchaser at the Closing in the form attached hereto as Schedule 4.
     “Basket Limitation” shall mean an amount equal to $100,000.00;
     “Bill of Sale” shall mean the form of bill of sale to the Personal Property to be executed and delivered by Seller to Purchaser at the Closing in the form attached hereto as Schedule 3.

     “Broker” shall have the meaning ascribed thereto in Section 11.1 hereof.
     “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in the State of Georgia are authorized by law or executive action to close.
     “Cap Limitation” shall mean an amount equal to $8,450,000.00.
     “Closing” shall mean the consummation of the purchase and sale of the Property pursuant to the terms of this Agreement.
     “Closing Date” shall have the meaning ascribed thereto in Section 2.4 hereof.
     “Closing Documents” shall mean any certificate, instrument or other document delivered pursuant to this Agreement.
     “Commission Agreements” shall have the meaning ascribed thereto in Section 5.1(g) hereof, and such agreements are more particularly described on Exhibit “C” attached hereto and made a part hereof.
     “Cousins” shall mean Cousins Properties Incorporated, a Georgia corporation.
     “Cross Parking License Agreement” shall mean that certain Cross Parking License Agreement between North Avenue Presbyterian Church and Seller dated February 7, 1996, as evidenced by Memorandum of Cross Parking License Agreement dated as of March 1996, filed for record June 19, 1996, recorded in Deed Book 21081, page 235, Fulton County, Georgia records.
     “Due Diligence Date” shall have the meaning ascribed thereto in Section 3.1(d) hereof.
     “Due Diligence Material” shall have the meaning ascribed thereto in Section 3.4 hereof.
     “Earnest Money” shall mean the Initial Earnest Money, together with all interest which accrues thereon as provided in Section 2.2(b) hereof and in the Escrow Agreement.
     “Effective Date” shall mean the last date upon which the following shall have occurred: (a) Purchaser and Seller shall have delivered a fully executed counterpart of this Agreement to the other, (b) Purchaser, Seller and Escrow Agent shall have executed and delivered at least one (1) fully executed counterpart of the Escrow Agreement to each other party, and (c) Purchaser shall have delivered the Initial Earnest Money (by federal wire transfer) to Escrow Agent.
     “Environmental Law” shall mean any law, ordinance, rule, regulation, order, judgment, injunction or decree now or hereafter relating to pollution or substances or materials which are considered to be hazardous or toxic, including, without limitation, the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act (codified in various sections of 26 U.S.C., 33 U.S.C., 42 U.S.C.

and 42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. § 201 et seq. and § 300 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2061 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. § 1100 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Occupational Safety & Health Act (29 U.S.C. § 655 et seq.), and any state and local environmental laws, all amendments and supplements to any of the foregoing and all regulations and publications promulgated or issued pursuant thereto.
     “Escrow Agent” shall mean the Title Company, at its office at 5775 Glenridge Drive, N.E., Suite A210, in Atlanta, Georgia.
     “Escrow Agreement” shall mean that certain Escrow Agreement in the form attached hereto as Exhibit “D” entered into among Seller, Purchaser and Escrow Agent with respect to the Earnest Money.
     “Existing Environmental Reports” shall mean those certain reports, correspondence and related materials, if any, more particularly described on Exhibit “E” attached hereto and made a part hereof.
     “Existing Loan” shall mean the loan made to Seller evidenced and secured by the Existing Security Documents.
     “Existing Security Documents” shall mean those certain documents and instruments listed and described on Exhibit “O” attached hereto.
     “Existing Survey” shall mean that certain survey with respect to the Land and the Improvements prepared by Engineering & Inspection Systems, Inc. dated May 8, 2006.
     “FIRPTA Affidavit” shall mean the form of FIRPTA Affidavit to be executed and delivered by Seller to Purchaser at Closing in the form attached hereto as Schedule 8.
     “General Assignment” shall mean an assignment by Seller of its interest in the Intangible Property (being Seller’s interest in the Intangible Property being conveyed as a part of the Property), to be executed by Seller and delivered at Closing, substantially in the form attached hereto as Schedule 5 and made a part hereof.
     “Hazardous Substances” shall mean any and all pollutants, contaminants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized under any Environmental Law (including, without limitation, lead paint, asbestos, urea formaldehyde foam insulation, petroleum and polychlorinated biphenyls).

     “Improvements” shall mean, collectively, all buildings, structures and improvements now or on the Closing Date situated on the Land, including without limitation, all parking areas and facilities located on the Land and, to the extent owned by Seller, all built-in appliances, machinery, equipment and fixtures located on the Land.
     “Initial Earnest Money” shall mean the sum of Ten Million and No/100 Dollars ($10,000,000.00 U.S.).
     “Intangible Property” shall mean all intangible property, if any, owned by Seller and related to the Land and Improvements, including without limitation, Seller’s rights and interests, if any, in and to the following (to the extent assignable): (a) all assignable entitlements, development rights, plans and specifications and other architectural and engineering drawings for the Land and Improvements; (b) all assignable warranties or guaranties given or made in respect of the Improvements or Personal Property; (c) all transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality solely in respect of the Land or Improvements; and (d) all of Seller’s right, title and interest in and to all assignable Service Contracts; but expressly excluding (i) all rights with respect to any insurance proceeds or settlements for events occurring prior to Closing (subject to Section 8.1 below), and (ii) rights in the names “Bank of America” and “CSC Associates”.
     “Land” shall mean those certain tracts or parcels of real property located in the City of Atlanta, Fulton County, Georgia, which are more particularly described on Exhibit “A” attached hereto and made a part hereof, together with all rights, privileges and easements appurtenant to said real property, and all right, title and interest of Seller, if any, in and to any land lying in the bed of any street, road, alley or right-of-way, open or closed, adjacent to or abutting the Land.
     “Lease” and “Leases” shall mean the leases, license agreements or occupancy agreements which are more particularly identified on Exhibit “F” attached hereto, and any amended or new leases entered into pursuant to Section 5.3(a) of this Agreement, which as of the Closing affect all or any portion of the Land or Improvements.
     “Leasing Agreement” shall have the meaning ascribed thereto in Section 6.4(h) hereof.
     “Limited Warranty Deed” shall mean the form of deed attached hereto as Schedule 1.
     “Losses” shall have the meaning ascribed thereto as Section 12.1 hereof.
     “Major Tenant” or “Major Tenants” shall mean Bank of America, N.A. and Troutman Sanders LLP.
     “Monetary Objection” or “Monetary Objections” shall mean (a) any mortgage, deed to secure debt, deed of trust or similar security instrument encumbering all or any part of the Property, including the Existing Security Documents, (b) any mechanic’s, materialman’s or similar lien (unless resulting from any act or omission of Purchaser or any of its agents, contractors, representatives or employees or any tenant of the Property), (c) the lien of ad valorem real or personal property taxes, assessments and governmental charges affecting all or any portion of the Property which are delinquent, and (d) any judgment of record against Seller in the county or other applicable jurisdiction in which the Property is located.
     “Other Notices of Sale” shall have the meaning ascribed thereto in Section 6.1(q) hereof.
     “Permitted Exceptions” shall mean, collectively, (a) liens for taxes, assessments and governmental charges not yet due and payable or due and payable but not yet delinquent, (b) the Leases, (c) the state of facts disclosed by the Existing Survey, and (d) the matters set forth on Exhibit “G” attached hereto and made part hereof.
     “Personal Property” shall mean all furniture (including common area furnishings and interior landscaping items), carpeting, draperies, appliances, personal property (excluding any management office computer hardware and software), machinery, apparatus and equipment owned by Seller and currently used exclusively in the operation, repair and maintenance of the Land and Improvements and situated thereon, as generally described on Exhibit “B” attached hereto and made a part hereof, and all non-confidential books, records and files (excluding any appraisals, budgets, strategic plans for the Property, internal analyses, information regarding the marketing of the Property for sale, submissions relating to Seller’s obtaining of corporate authorization, attorney and accountant work product, attorney-client privileged documents, or other information in the possession or control of Seller or Seller’s property manager which are proprietary in nature) relating to the Land and Improvements. The Personal Property does not include the items described on Exhibit “B-1” attached hereto and made a part hereof and any property owned by tenants, contractors or licensees. The Personal Property shall be conveyed by Seller to Purchaser subject to depletions, replacements and additions in the ordinary course of Seller’s business.
     “Property” shall have the meaning ascribed thereto in Section 2.1 hereof.
     “Protected Tenant” shall have the meaning ascribed thereto in Section 6.4(h) hereof.
     “Purchase Price” shall be the amount specified in Section 2.3 hereof.
     “Purchaser Related Entities” shall have the meaning ascribed thereto in Section 12.1 hereof.
     “Purchaser Waived Breach” shall have the meaning ascribed thereto in Section 12.3 hereof.
     “Purchaser’s Certificate” shall mean the form of certificate to be executed and delivered by Purchaser to Seller at the Closing with respect to the truth and accuracy of Purchaser’s warranties and representations contained in this Agreement (modified and updated as the circumstances require), in the form attached hereto as Schedule 9.

     “Purchaser’s Extension Option” shall have the meaning ascribed thereto in Section 2.4 hereof.
     “Replacement Estoppel” shall have the meaning ascribed thereto in Section 7.1(d) hereof.
     “Required Estoppels” shall have the meaning ascribed thereto in Section 7.1(d) hereof.
     “Security Deposits” shall mean any security deposits, rent or damage deposits or similar amounts (other than rent paid for the month in which the Closing occurs) actually held by Seller with respect to any of the Leases.
     “Seller Estoppels” shall have the meaning ascribed thereto in Section 7.1(d) hereof.
     “Seller Related Entities” shall have the meaning ascribed thereto in Section 12.2 hereof.
     “Seller’s Affidavit” shall mean the form of owner’s affidavit to be given by Seller at Closing to the Title Company in the form attached hereto as Schedule 6.
     “Seller’s Certificate” shall mean the form of certificate to be executed and delivered by Seller to Purchaser at the Closing with respect to the truth and accuracy of Seller’s warranties and representations contained in this Agreement (modified and updated as the circumstances require), in the form attached hereto as Schedule 7.
     “Seller’s Extension Option” shall have the meaning ascribed thereto in Section 2.4 hereof.
     “Service Contracts” shall mean all those certain contracts and agreements more particularly described on Exhibit “I” attached hereto and made a part hereof.
     “Taking” shall have the meaning ascribed thereto in Section 8.2 hereof.
     “Taxes” shall have the meaning ascribed thereto in Section 6.4(a) hereof.
     “Tenant Estoppel Certificate” or “Tenant Estoppel Certificates” shall mean (i) certificates to be sought from the tenants under the Leases in substantially the form attached hereto as Exhibit “J-1”, except that in the case of such of the Leases as constitute license agreements, the certificates to be sought from the tenants (or licensees) thereunder shall be in substantially the form attached hereto as Exhibit “J-2”, and (ii) a certificate to be sought from North Avenue Presbyterian Church under the Cross Parking License Agreement in substantially the form attached hereto as Exhibit “J-3”; provided, however, if any Lease provides for the form or content of an estoppel certificate from the tenant thereunder, the Tenant Estoppel Certificate with respect to such Lease may be in the form as called for therein. Each of the foregoing shall be subject to review and reasonable comments by Purchaser as to the specifics thereof communicated to Seller in writing on or before the later of (a) the date which is five (5) days after Purchaser shall receive copies of the forms of the estoppel certificates to be submitted to the tenants (with the dates and dollar amounts inserted therein), or (b) July 21, 2006, and such certificates shall not be sent to tenants or any other parties prior to the earlier of (i) receipt of Purchaser’s reasonable comments, or (ii) the later of the dates referred to in (a) and (b) above.
     “Tenant Inducement Costs” shall mean any out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, but without limitation, tenant improvement costs, lease buyout payments, and moving, design, refurbishment and club membership allowances and costs. The term “Tenant Inducement Costs” shall not include loss of income resulting from any free rental period, it being understood and agreed that Seller shall bear the loss resulting from any free rental period until the Closing Date and that Purchaser shall bear such loss from and after the Closing Date.
     “Tenant Notices of Sale” shall have the meaning ascribed thereto in Section 6.1(p) hereof.
     “Title Commitment” shall mean that certain title insurance commitment with respect to the Land and Improvements issued by the Title Company in favor of Purchaser and having an effective date of March 31, 2006, Commitment Number 09981.11.
     “Title Company” shall mean First American Title Insurance Company.
     “Title Policy” shall mean an owner’s title insurance policy issued by the Title Company insuring Purchaser’s title to the Property subject only to the Permitted Exceptions and as otherwise may be agreed upon in writing by Purchaser and Title Company prior to the Due Diligence Date (which agreement, if any, shall be effectuated by the issuance of a proforma title insurance policy by the Title Company which is approved by Purchaser in a written notice to Seller and Title Company prior to the Due Diligence Date), in an amount equal to the Purchase Price, providing for extended coverage, containing no arbitration provision (which, if applicable, can be deleted by endorsement), containing the endorsements listed on Exhibit “K” attached hereto, and including reinsurance from the title insurance companies and in the amounts specified on Exhibit “K” attached hereto, pursuant to ALTA facultative reinsurance agreements permitting direct access by the insured to the reinsurers.
ARTICLE 2.
PURCHASE AND SALE
     2.1. Agreement to Sell and Purchase. Subject to and in accordance with the terms and provisions of this Agreement, Seller agrees to sell and Purchaser agrees to purchase, the following property (collectively, the “Property”):
(a)	the Land;

(b)	the Improvements;

(c)	all of Seller’s right, title and interest in and to the Leases, any guaranties of the Leases and the Security Deposits;

(d)	all of Seller’s right, title and interest as a licensee under the Cross Parking License Agreement;

(e)	the Personal Property; and

(f)	the Intangible Property.
     2.2. Earnest Money.
     (a) Contemporaneously with Purchaser’s execution and delivery of this Agreement, Purchaser has delivered the Initial Earnest Money to Escrow Agent by federal wire transfer, payable to Escrow Agent, which Initial Earnest Money shall be held and released by Escrow Agent in accordance with the terms of the Escrow Agreement.
     (b) The Earnest Money shall be applied to the Purchase Price at the Closing and shall otherwise be held, refunded, or disbursed in accordance with the terms of the Escrow Agreement and this Agreement. All interest and other income from time to time earned on the Initial Earnest Money shall be earned for the account of Purchaser, and shall be a part of the Earnest Money; and the Earnest Money hereunder shall be comprised of the Initial Earnest Money and all such interest and other income.
     2.3. Purchase Price. Subject to adjustment and credits as otherwise specified in this Section 2.3 and elsewhere in this Agreement, the purchase price (the “Purchase Price”) to be paid by Purchaser to Seller for the Property shall be FOUR HUNDRED THIRTY-SIX MILLION SIX THOUSAND AND NO/100 DOLLARS ($436,006,390.00 U.S.). The Purchase Price shall be paid by Purchaser to Seller at the Closing as follows:
     (a) The Earnest Money shall be paid by Escrow Agent to Seller at Closing; and
     (b) Prior to 2:00 P.M. Atlanta time on the Business Day immediately preceding the Closing Date, the balance of the Purchase Price, after applying the Earnest Money as partial payment of the Purchase Price, and subject to prorations and other adjustments specified in this Agreement, shall be paid by Purchaser in immediately available funds to the Title Company, for further delivery at the Closing to an account or accounts designated by Seller.
     2.4. Closing. The consummation of the sale by Seller and purchase by Purchaser of the Property (the “Closing”) shall be held on August 24, 2006 (the “Closing Date”), which date shall be Day 3 of the three consecutive Business Day defeasance closing process referred to in Section 2.5 below. The Closing shall take place at the offices of the Title Company, 5775 Glenridge Drive, Atlanta, Georgia 30328. Notwithstanding the foregoing, if additional time is required for Purchaser to satisfy any requirements of Purchaser’s lender, then Purchaser shall have one option (the “Purchaser’s Extension Option”) to postpone the Closing Date from August 24, 2006 to September 7, 2006 (it being acknowledged by Purchaser, however, that Purchaser’s ability to obtain financing shall not be a condition of Closing or a condition to Purchaser’s obligations hereunder). To exercise the Purchaser’s Extension Option, Purchaser must deliver written notice to Seller by 5:00 p.m. Atlanta, Georgia, time on August 18, 2006. the failure by Purchaser to timely deliver written notice of its exercise of the Extension Option shall be deemed a waiver by Purchaser of its right to exercise the Purchaser’s Extension Option. Also, notwithstanding the foregoing, if Seller has not received the Required Estoppels as of the date that is three (3) Business Days before the Closing Date, then Seller shall have one option (the “Seller’s Extension Option”) to postpone the Closing Date to a date no later than August 31, 2006. To exercise the Seller’s Extension Option, Seller must deliver written notice to Purchaser by 5:00 p.m. Atlanta, Georgia time on the Business Day immediately preceding Day 1 of the three consecutive Business Day defeasance closing process referred to in Section 2.5 below. The failure by Seller to timely deliver written notice of its exercise of the Seller’s Extension Option shall be deemed a waiver by Seller of its right to exercise the Seller’s Extension Option. It is contemplated that the transaction shall be closed with the concurrent delivery of the documents of title and the payment to Seller of the Purchase Price. Notwithstanding the foregoing, there shall be no requirement that Seller and Purchaser physically meet for the Closing, and all documents to be delivered at the Closing shall be delivered to the Title Company unless the parties hereto mutually agree otherwise. Seller and Purchaser agree to use reasonable efforts to complete all requirements for the Closing, including the execution and delivery into escrow with the Title Company, of all Closing Documents, at least three (3) Business Days prior to the Closing Date so as to facilitate the satisfaction of the requirements and conditions for the defeasance of the Existing Loan as contemplated by Section 2.5 below.
     2.5. Defeasance of Existing Loan. Seller has advised Purchaser that the Existing Loan may not be voluntarily prepaid by Seller, and accordingly, in order to convey the Property to Purchaser free and clear of the Existing Security Documents at the Closing, Seller shall cause the release of the Property from the lien and security title of the Existing Security Documents by creating a first priority security interest in favor of Seller’s lender in certain defeasance collateral, all in accordance with the terms and conditions of the Existing Security Documents and customary practices and procedures relating to defeasance of loans similar to the Existing Loan. Seller has engaged Commercial Defeasance LLC to assist Seller in connection with the defeasance of the Existing Loan. The defeasance of loans similar to the Existing Loan involves a three consecutive Business Day defeasance closing process. On Day 1 of such three consecutive Business Day defeasance closing process (which shall be two (2) days prior to the then scheduled Closing Date), Commercial Defeasance LLC will set up a conference call with representatives of Seller, Purchaser, Purchaser’s lender, if any, and the Title Company, including counsel for each of Seller and Purchaser, to confirm that Purchaser is prepared to wire transfer into the escrow account of the Title Company on Day 2 of the three consecutive Business Day defeasance closing process the remaining funds necessary to close and consummate the acquisition of the Property as provided in Section 2.3(b) above, and after such conference call it is anticipated that Seller will authorize Commercial Defeasance LLC to initiate the purchase on behalf of Seller of the portfolio of securities that will constitute the defeasance collateral to be pledged by Seller in order to obtain the release of the Property from the lien and security title of the Existing Security Documents. No later than 2:00 p.m. on Day 2 of the three consecutive Business Day defeasance closing process, (i) Purchaser shall wire transfer to the escrow account of the Title Company the remaining funds necessary to close and consummate the acquisition of the Property as provided in Section 2.3(b) hereof, and (ii) Seller and Purchaser will authorize and direct the Title Company in writing (the “Closing Notice”) to complete the Closing and disburse the closing funds as soon as possible on the morning of Day 3 of the three consecutive Business Day defeasance closing process. Purchaser agrees to cooperate (at no material cost or expense to Purchaser) with Seller in connection with the defeasance by Seller of the Existing Loan. Purchaser agrees that such cooperation shall include the participation by an authorized representative of Purchaser in the telephone conference on Day 1 of the three consecutive Business Day defeasance closing process, for the purpose, at a minimum, of confirming that Purchaser will wire transfer into the escrow account of the Title Company prior to 2:00 P.M. Atlanta time on the next following Business Day the remaining funds necessary to close and consummate the acquisition of the Property as provided in Section 2.3(b) above. Purchaser acknowledges that the willful failure by Purchaser (a) on Day 1 of the three consecutive Business Day defeasance closing process to unconditionally confirm in the above mentioned telephone conference that Purchaser will wire transfer into the escrow account of the Title Company prior to 2:00 P.M. on the next following Business Day the remaining funds necessary to close and consummate the acquisition of the Property as provided in Section 2.3(b) above, or (b) prior to 2:00 P.M. on Day 2 of the three consecutive Business Day defeasance closing process, to give the Closing Notice and to wire transfer into the Title Company’s escrow account all remaining funds necessary to close and consummate the acquisition of the Property, unless in either case such failure is due to Seller’s default under this Agreement or the failure of a condition to Purchaser’s obligation to close as provided in this Agreement (other than a condition of a nature to be satisfied at Closing), shall constitute a material default by Purchaser under this Agreement and the failure by Purchaser to consummate this transaction which shall entitle Seller to the immediate exercise of the rights and remedies of Seller under Section 9.1 of this Agreement.
ARTICLE 3.
PURCHASER’S INSPECTION AND REVIEW RIGHTS
     3.1. Due Diligence Inspections.
     (a) From and after the Effective Date until the Closing Date or earlier termination of the inspection rights of Purchaser under this Agreement, Seller shall permit Purchaser and its authorized representatives to enter upon the Property in order to inspect the Property, to perform due diligence and environmental investigations, to examine the records of Seller with respect to the Property, and make copies thereof, at such times during normal business hours as Purchaser or its representatives may request. Purchaser acknowledges that certain secured areas within the premises leased by tenants may be visited or inspected by Purchaser only if the applicable tenant consents thereto. All such inspections shall be non-destructive in nature, and specifically shall not include any physically intrusive testing. All such inspections shall be performed in such a manner to minimize any interference with the business of the tenants under the Leases, and, in each case, in compliance with the rights and obligations of Seller as landlord under the Leases. Purchaser agrees that Purchaser shall make no contact with and shall not interview any tenants or governmental authorities without providing at least twenty-four (24) hours prior notice of such contact or interview to Craig B. Jones or Jack A. LaHue on behalf of Seller, which notice, for purposes of this Section 3.1(a) only, must be given during business hours (local Atlanta, Georgia time) on a Business Day and may be given via electronic mail to both of the following addresses: craigjones@cousinsproperties.com and jacklahue@cousinsproperties.com. At all times prior to the termination of this Agreement, subject to the terms of this Section 3.1(a), Purchaser shall have the right to interview tenants and to make inquiries of any and all governmental agencies and authorities having jurisdiction over the Property for purposes of determining the compliance of the Property with any and all applicable laws, statutes, codes, ordinances, rules and regulations. All inspection fees, appraisal fees, engineering fees and all other costs and expenses of any kind incurred by Purchaser relating to the inspection of the Property shall be solely Purchaser’s expense. Seller reserves the right to have a representative present at the time of making any such inspection and at the time of any permitted interviews with tenants and governmental authorities. Purchaser shall notify Seller not less than one (1) Business Day in advance of making any such inspection.
     (b) If the Closing is not consummated hereunder, Purchaser shall promptly (and as a condition to the refund of the Earnest Money) deliver to Seller copies of all reports, surveys and other information furnished to Purchaser by third parties in connection with such inspections; provided, however, that delivery of such copies and information shall be without warranty or representation whatsoever, express or implied, including, without limitation, any warranty or representation as to ownership, accuracy, adequacy or completeness thereof or otherwise and without any assignment to Seller, by implication or otherwise, of any right to rely thereon. This Section 3.1(b) shall survive the termination of this Agreement.
     (c) To the extent that Purchaser or any of its representatives, agents or contractors damages or disturbs the Property or any portion thereof, Purchaser shall return the same to substantially the same condition which existed immediately prior to such damage or disturbance. Purchaser hereby agrees to and shall indemnify, defend and hold harmless Seller from and against any and all expense, loss or damage which Seller may incur (including, without limitation, reasonable attorney’s fees actually incurred) as a result of any act or omission of Purchaser or its representatives, agents or contractors with respect to the Property; provided that such indemnity obligation shall exclude any expenses, losses or damages due to (i) Seller’s negligence or intentional misconduct and (ii) Purchaser’s discovery of an existing condition with respect to the Property. Said indemnification agreement shall survive the Closing until the expiration of any applicable statute of limitations and shall survive any earlier termination of this Agreement. Purchaser shall maintain and shall ensure that Purchaser’s consultants and contractors maintain commercial general liability insurance in an amount not less than $2,000,000, combined single limit, and in form and substance adequate to insure against all liability of Purchaser and its consultants and contractors, respectively, and each of their respective agents, employees and contractors, arising out of inspections and testing of the Property or any part thereof made on Purchaser’s behalf. Purchaser agrees to provide to Seller a certificate of insurance with regard to each applicable liability insurance policy prior to any entry upon the Property by Purchaser or its consultants or contractors, as the case may be, pursuant to this Section 3.1.
     (d) In the event that Purchaser shall determine, such determination to be made in Purchaser’s sole and absolute discretion (and for any or no reason) on or before August 3, 2006 (the “Due Diligence Date”), that the Property is not suitable for Purchaser’s purposes, then Purchaser shall have the right to terminate this Agreement by delivery of written notice of such termination to Seller at any time on or prior to the Due Diligence Date, whereupon (i) Escrow

Agent shall return all but $100.00 of the Earnest Money to Purchaser; (ii) Escrow Agent shall pay $100.00 of the Earnest Money to Seller; and (iii) except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement. Seller acknowledges that the sum of $100.00 of the Earnest Money represents adequate bargained for consideration for the termination rights of Purchaser in this Section 3.1(d). If Purchaser fails to terminate this Agreement prior to the Due Diligence Date, Purchaser shall have no further right to terminate this Agreement pursuant to this Section 3.1(d). The parties acknowledge that this Agreement shall not be void or voidable for lack of mutuality.
     3.2. Seller’s Deliveries to Purchaser; Purchaser’s Access to Seller’s Property Records.
     (a) Purchaser acknowledges receipt of the following (and Purchaser further acknowledges that no additional items are required to be delivered by Seller to Purchaser except as may be expressly set forth in other provisions of this Agreement):
(i)	Copies of 2005 property tax bills with respect to the Property and assessor’s statements of assessed value for 2006 with respect to the Property.

(ii)	Copies of property operating statements for 2004 and 2005 with respect to the Property.

(iii)	2006 Operating Budget with respect to the Property.

(iv)	Copies of all Leases and guarantees relating thereto existing as of the Effective Date.

(v)	An aged tenant receivable report, if any, regarding income from the tenants.

(vi)	Annual tenant, tax and operating expense billing statements and general ledger for 2004 and 2005.

(vii)	Copies of the Commission Agreements.

(viii)	Copies of all Service Contracts currently in place at the Property.

(ix)	The Title Commitment and copies of the title documents listed on Exhibit “G” attached hereto.

(x)	A copy of the Existing Survey.

(xi)	Copies of the Existing Environmental Reports.

(xii)	A copy of the Property Condition Assessment prepared by MACTEC Engineering and Consulting, Inc. dated May 24, 2006, and a copy of the report by Williamson & Associates relating to the roof dated May 8, 2006.

(xiii)	Copies of certificates of occupancy in the possession of Seller with respect to the Property.

(xiv)	A copy of the Leasing Agreement.
     (b) From the Effective Date until the Closing Date or earlier termination of this Agreement, Seller shall allow Purchaser and Purchaser’s representatives, on reasonable advance notice and during normal business hours, to have access to Seller’s existing non-confidential books, records and files relating to the Property, at Seller’s on-site management office at the Property or at Seller’s office at 2500 Windy Ridge Parkway, Suite 1600, Atlanta, Georgia 30339, for the purpose of inspecting and (at Purchaser’s expense) copying the same, including, without limitation, copies of any financial statements or other financial information of the tenants under the Leases (and the Lease guarantors, if any), written information relative to the tenants’ payment history and tenant correspondence, to the extent Seller has the same in its possession, available surveys, plans and specifications, copies of any permits, licenses or other similar documents, available records of any operating costs and expenses and similar materials relating to the operation, maintenance, repair, management and leasing of the Property, all to the extent any or all of the same are in the possession of Seller; subject, however, to the limitations of any confidentiality or non-disclosure agreement to which Seller may be bound, and provided that Seller shall not be required to deliver or make available to Purchaser any appraisals, strategic plans for the Property, internal analyses, information regarding the marketing of the Property for sale, submissions relating to Seller’s obtaining of corporate authorization, attorney and accountant work product, attorney-client privileged documents, or other information in the possession or control of Seller which is confidential or proprietary in nature. Alternatively, at Purchaser’s request and at Purchaser’s cost and expense, and subject to the provisions hereof, Seller will make copies of non-confidential and non-proprietary due diligence materials relating to the Property as may be reasonably requested by Purchaser in writing, and as may be in Seller’s possession or control, and will deliver the same to Purchaser. Purchaser acknowledges and agrees, however, that Seller makes no representation or warranty of any nature whatsoever, express or implied, with respect to the ownership, enforceability, accuracy, adequacy or completeness or otherwise of any of such records, evaluations, data, investigations, reports or other materials. If the Closing contemplated hereunder fails to take place for any reason, Purchaser shall promptly return (or certify as having destroyed) all copies of materials copied from Seller’s books, records and files of Seller or furnished by Seller or Seller’s representatives relating to the Property. It is understood and agreed that Seller shall have no obligation to obtain, commission or prepare any such books, records, files, reports or studies not now in Seller’s possession. The obligation of Purchaser in the second preceding sentence shall survive the termination of this Agreement.
     3.3. Condition of the Property.

     (a) Seller recommends that Purchaser employ one or more independent engineering and/or environmental professionals to perform engineering, environmental and physical assessments on Purchaser’s behalf in respect of the Property and the condition thereof and/or to review and evaluate any of the foregoing assessments in Seller’s possession. Purchaser and Seller mutually acknowledge and agree that the Property is being sold in an “AS IS” condition and “WITH ALL FAULTS,” known or unknown, contingent or existing. Purchaser has the sole responsibility to fully inspect the Property, to investigate all matters relevant thereto, including, without limitation, the condition of the Property, and to reach its own, independent evaluation of any risks (environmental or otherwise) or rewards associated with the ownership, leasing, management and operation of the Property. Effective as of the Closing and except as expressly set forth in this Agreement, Purchaser hereby waives and releases Seller and its partners and their respective officers, directors, shareholders, agents, affiliates, employees and successors and assigns from and against any and all claims, obligations and liabilities arising out of or in connection with the Property.
     (b) Subject to Seller’s representations and warranties hereunder, to the fullest extent permitted by law, Purchaser does hereby unconditionally waive and release Seller and its partners and their respective officers, directors, shareholders, agents, affiliates and employees from any present or future claims and liabilities of any nature arising from or relating to the presence or alleged presence of Hazardous Substances in, on, at, from, under or about the Property or any adjacent property, including, without limitation, any claims under or on account of any Environmental Law, regardless of whether such Hazardous Substances are located in, on, at, from, under or about the Property or any adjacent property prior to or after the date hereof. The terms and provisions of this Section 3.3 shall survive the Closing hereunder until the expiration of any applicable statute of limitations.
     (c) Notwithstanding anything in this Agreement to the contrary, the releases set forth in Sections 3.3(a) and 3.3(b) above are not intended to and do not include (i) any claims arising from a breach of Seller’s representations or warranties set forth in this Agreement and (ii) any obligation or other covenant of Seller under this Agreement which, by its terms, survives the Closing or under the Closing Documents.
     3.4. Confidentiality. All information acquired by Purchaser or any of its designated representatives (including by way of example, but not in limitation, the officers, directors, shareholders and employees of Purchaser, and Purchaser’s engineers, consultants, counsel and prospective lenders, and the officers, directors, shareholders and employees of each of them) with respect to the Property, whether delivered by Seller or any of Seller’s representatives or obtained by Purchaser as a result of its inspection and investigation of the Property, examination of Seller’s books, records and files in respect of the Property, or otherwise (collectively, the “Due Diligence Material”) shall be used solely for the purpose of determining whether the Property is suitable for Purchaser’s acquisition and ownership thereof and for no other purpose whatsoever. The terms and conditions which are contained in this Agreement and all Due Diligence Material which is not published as public knowledge or which is not generally available in the public domain shall be kept in strict confidence by Purchaser and shall not be disclosed to any individual or entity other than to those authorized representatives of Purchaser and Purchaser’s accountants, consultants, attorneys and prospective lenders who need to know the information for the purpose of assisting Purchaser in evaluating the Property for Purchaser’s potential acquisition thereof; provided, however, that Purchaser shall have the right to disclose any such information if required by applicable law or as may be necessary in connection with any court action or proceeding with respect to this Agreement. Purchaser agrees that Purchaser shall be responsible for any unpermitted disclosure of any of the Due Diligence Material by Purchaser’s accountants, consultants, attorneys and lenders and/or the use of any Due Diligence Material by any of such parties for any purpose other than as herein contemplated and permitted. The foregoing covenants shall not extend to disclosure of any Due Diligence Material (i) as may be required by applicable law to be disclosed or (ii) that is or becomes public knowledge other than by virtue of a breach of Purchaser’s covenant under this Section 3.4. If Purchaser or Seller elects to terminate this Agreement pursuant to any provision hereof permitting such termination, or if the Closing contemplated hereunder fails to occur for any reason, Purchaser will promptly return to Seller all Due Diligence Material in the possession of Purchaser and any of its representatives, and destroy all copies, notes or abstracts or extracts thereof, as well as all copies of any analyses, compilations, studies or other documents prepared by Purchaser or for its use (whether in written or electronic form) containing or reflecting any Due Diligence Material; provided that any Due Diligence Materials which were not delivered to Purchaser by Seller or Seller’s representatives shall be delivered by Purchaser without representation or warranty of any kind. In the event of a breach or threatened breach by Purchaser or any of its representatives of this Section 3.4, Seller shall be entitled, in addition to other available remedies, to an injunction restraining Purchaser or its representatives from disclosing, in whole or in part, any of the Due Diligence Material and any of the terms and conditions of this Agreement. Nothing contained herein shall be construed as prohibiting or limiting Seller from pursuing any other available remedy, at law or in equity, for such breach or threatened breach. The provisions of this Section shall survive any termination of this Agreement for a period of two (2) years but shall be of no further force or effect after the Closing.
ARTICLE 4.
TITLE AND PERMITTED EXCEPTIONS
     4.1. Permitted Exceptions. The Property shall be sold and is to be conveyed, and Purchaser agrees to purchase the Property, subject to the Permitted Exceptions.
     4.2. Title Commitment; Survey. Purchaser has received and reviewed the Title Commitment, the Existing Survey, and copies of all title exception documents referred to in the Title Commitment. Subject to Section 3.1(d) hereof, all title exceptions and matters set forth in Schedule B, Section 2 of the Title Commitment and on the Existing Survey shall be deemed Permitted Exceptions and are hereby approved by Purchaser; provided, however, that prior to the Due Diligence Date, Purchaser may make any arrangements with respect thereto with Title Company as Purchaser may so desire. Purchaser may, at its sole cost and expense, arrange for updates to the Title Commitment and for updates and/or re-certifications of the Existing Survey.
     4.3. Delivery of Title.
     (a) At the Closing, Seller shall obtain releases of any Monetary Objections, and Seller may utilize the proceeds of the Purchase Price payable to Seller at Closing for such purpose. Other than as set forth above, Seller shall not be required to take or bring any action or proceeding or any other steps to remove any title exception or to expend any moneys therefor, nor shall Purchaser have any right of action against Seller, at law or in equity, for Seller’s inability to convey title subject only to the Permitted Exceptions.
     (b) Notwithstanding the foregoing, in the event that Seller is unable to convey title subject only to the Permitted Exceptions, and Purchaser has not, prior to the Closing Date, given written notice to Seller that Purchaser is willing to waive objection to each title exception which is not a Permitted Exception, Seller shall have the right, in Seller’s sole and absolute discretion, to (i) take such action as Seller shall deem advisable to attempt to discharge each such title exception which is not a Permitted Exception or (ii) terminate this Agreement. In the event that Seller shall elect to attempt to discharge such title exceptions which are not Permitted Exceptions, Seller shall be entitled to an adjournment of the Closing Date for a period of seven (7) days. If, for any reason whatsoever, Seller has not discharged such title exceptions which are not Permitted Exceptions prior to the expiration of such adjournment, and if Purchaser is not willing to waive objection to such title exceptions, this Agreement shall be terminated as of the expiration of such adjournment. In the event of a termination of this Agreement pursuant to this subsection 4.3(b), the Earnest Money shall be refunded to Purchaser and neither party shall have any further rights or obligations hereunder except for those that expressly survive the termination of this Agreement. Nothing in this subsection 4.3(b) shall require Seller, despite any election by Seller to attempt to discharge any title exceptions, to take or bring any action or proceeding or any other steps to remove any title exception or to expend any moneys therefor. Nothing in this subsection 4.3(b) shall limit or qualify Seller’s obligations under subsection 4.3(a) or give Seller the right to adjourn the Closing Date or to terminate this Agreement as a result of Seller’s failure or refusal to discharge Monetary Objections as to which Seller is required to obtain releases as provided in subsection 4.3(a).
     4.4. Purchaser’s Right to Accept Title. Notwithstanding the foregoing provisions of this Article 4, Purchaser may, by written notice given to Seller at any time prior to the earlier of (x) the Closing Date and (y) the termination of this Agreement, elect to accept such title as Seller can convey, notwithstanding the existence of any title exceptions which are not Permitted Exceptions. In such event, this Agreement shall remain in effect and the parties shall proceed to Closing but Purchaser shall not be entitled to any abatement of the Purchase Price, any credit or allowance of any kind or any claim or right of action against Seller for damages or otherwise by reason of the existence of any title exceptions which are not Permitted Exceptions, except for title exceptions as to which Seller has an obligation to obtain releases as provided in Section 4.3(a).
     4.5. Cooperation. In connection with obtaining the Title Policy, Purchaser and Seller, as applicable, and to the extent requested by the Title Company, will deliver to the Title Company (a) evidence sufficient to establish (i) the legal existence of Purchaser and Seller and (ii) the authority of the respective signatories of Seller and Purchaser to bind Seller and Purchaser, as the case may be, (b) a certificate of existence of Seller issued by the Georgia Secretary of State, (c) a so-called “gap” indemnity in favor of the Title Company with respect to the period between the date of Closing and the date on which the Limited Warranty Deed shall be filed in the real property records of Fulton County, Georgia, and (d) any other reasonable and customary affidavits as may be required by Title Company to issue the Title Policy.
ARTICLE 5.
REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS
     5.1. Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser:
     (a) Organization, Authorization and Consents. Seller is a duly organized and validly existing limited partnership under the laws of the State of Georgia whose general partners are Cousins and C & S Premises — SPE, Inc. Seller has the right, power and authority to enter into this Agreement and to convey the Property in accordance with the terms and conditions of this Agreement, to engage in the transactions contemplated in this Agreement and to perform and observe the terms and provisions hereof.
     (b) Action of Seller, Etc. Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by Seller on or prior to the Closing, this Agreement and such document shall constitute the valid and binding obligation and agreement of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.
     (c) No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Seller, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Property or any portion thereof pursuant to the terms of any indenture, deed to secure debt, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Seller is bound.
     (d) Litigation. Except as disclosed on Exhibit “H” attached hereto, Seller has not received written notice of any pending suit, action or proceeding, which (i) if determined adversely to Seller, materially and adversely affects the use or value of the Property, or (ii) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, or (iii) involves condemnation or eminent domain proceedings involving the Property or any portion thereof.
     (e) Existing Leases. Other than the Leases listed on Exhibit “F” attached hereto, Seller has not entered into any contract or agreement with respect to the occupancy of the Property or any portion or portions thereof which will be binding on Purchaser after the Closing. The copies of the Leases heretofore delivered by Seller to Purchaser are true, correct and complete copies thereof, and the Leases have not been amended except as evidenced by amendments similarly delivered and listed on Exhibit “F” attached hereto and constitute the entire agreement between Seller and the tenants thereunder, except for certain subordination and non-disturbance agreements entered into with tenants and Seller’s existing lender which will have no force or effect after the Closing. Except as set forth in Exhibit “H” attached hereto, Seller has not received any written notice of Seller’s default or failure to comply with the terms and provisions of the Leases which remain uncured.
     (f) Right of First Offer. No tenant has any right or option (including any right of first refusal or right of first offer) to purchase all or any part of the Property or any interest therein.
     (g) Leasing Commissions and Tenant Inducement Costs. There are no lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Property or any portion or portions thereof other than as disclosed in Exhibit “C” attached hereto (the “Commission Agreements”), and all leasing commissions and brokerage fees accrued or due and payable under the Commission Agreements as of the date hereof and at the Closing have been or shall be paid in full, except as set forth on Exhibit “N” attached hereto. Notwithstanding anything to the contrary contained herein, Purchaser shall be responsible for the payment of all leasing commissions payable for (a) any new leases entered into after the Effective Date that have been approved (or deemed approved) by Purchaser, and (b) the renewal, expansion or extension of any Leases existing as of the Effective Date and exercised or effected after the Effective Date. There are no unpaid Tenant Inducement Costs under the existing Leases except as set forth on Exhibit “N” attached hereto.
     (h) Management Agreement. Except for the existing management agreement between Seller and Cousins which will be terminated by Seller at the Closing, there is no agreement currently in effect relating to the management of the Property by any third-party management company.
     (i) Taxes and Assessments. Except as may be set forth on Exhibit “L” attached hereto and made a part hereof, Seller has not filed, and has not retained anyone to file, notices of protests against, or to commence action to review, real property tax assessments against the Property.
     (j) Compliance with Laws. To Seller’s knowledge and except as set forth on Exhibit “H”, Seller has received no written notice alleging any violations of law (including any Environmental Law), municipal or county ordinances, or other legal requirements with respect to the Property where such violations remain outstanding.
     (k) Other Agreements. To Seller’s knowledge, except for the Leases, the Service Contracts, the Commission Agreements, and the Permitted Exceptions, there are no leases, management agreements, brokerage agreements, leasing agreements or other agreements or instruments in force or effect that grant to any person or any entity (other than Seller) any right, title, interest or benefit in and to all or any part of the Property or any rights relating to the use, operation, management, maintenance or repair of all or any part of the Property which will survive the Closing or be binding upon Purchaser other than those which Purchaser is agreeing herein to assume or which are terminable upon thirty (30) days notice without payment of premium or penalty. The copies of the Service Contracts heretofore delivered by Seller to Purchaser are true, correct and complete copies thereof, and the Service Contracts have not been amended except as evidenced by an amendment similarly delivered and constitute the entire agreement between Seller and the providers thereunder.
     (l) Seller Not a Foreign Person. Seller is not a “foreign person” which would subject Purchaser to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.
     (m) Employees. Seller has no employees to whom by virtue of such employment Purchaser will have any obligation after the Closing.
     (n) Environmental Reports. To Seller’s knowledge, the Existing Environmental Reports comprise all of the reports with respect to the environmental condition of the Land and/or Improvements in Seller’s possession.
     The representations and warranties made in this Agreement by Seller shall be continuing, shall survive the Closing as provided in Section 12.4 hereof, and shall be deemed remade by Seller as of the Closing Date, with the same force and effect as if made on, and as of, such date, subject to Seller’s right to update such representations and warranties by written notice to Purchaser and in Seller’s Certificate to be delivered pursuant to Section 6.1(h) hereof.
     Except as otherwise expressly provided in this Agreement or in any documents to be executed and delivered by Seller to Purchaser at the Closing, Seller has not made, and Purchaser has not relied on, any information, promise, representation or warranty, express or implied, regarding the Property, whether made by Seller, on Seller’s behalf or otherwise, including, without limitation, the physical condition of the Property, the financial condition of the tenants under the Leases, title to or the boundaries of the Property, pest control matters, soil conditions, the presence, existence or absence of hazardous wastes, toxic substances or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns, market data, economic conditions or projections, past or future economic performance of the tenants or the Property, and any other information pertaining to the Property or the market and physical environments in which the Property is located. Purchaser acknowledges (i) that Purchaser has entered into this Agreement with the intention of making and relying upon its own investigation or that of Purchaser’s own consultants and representatives with respect to the physical, environmental, economic and legal condition of the Property and (ii) that Purchaser is not relying upon any statements, representations or warranties of any kind, other than those specifically set forth in this Agreement or in any document to be executed and delivered by Seller to Purchaser at the Closing, made (or purported to be made) by Seller or anyone acting or claiming to act on Seller’s behalf. Purchaser will inspect the Property and become fully familiar with the physical condition thereof and, subject to the terms and conditions of this Agreement, shall purchase the Property in its “as is” condition, “with all faults,” on the Closing Date. The provisions of the foregoing paragraph shall survive the Closing until the expiration of any applicable statute of limitations.
     5.2. Knowledge Defined. All references in this Agreement to “the knowledge of Seller” or “to Seller’s knowledge” shall refer only to the actual knowledge of Michael Hoffer and

Jack A. LaHue, each of whom has been actively involved in the management of Seller’s business in respect of the Property in the capacities of Senior Property Manager and Senior Vice President, respectively, of Cousins. The term “knowledge of Seller” or “to Seller’s knowledge” shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller, or any affiliate of Seller, or to any other partner, beneficial owner, officer, director, agent, manager, representative or employee of Seller, or any of their respective affiliates, or to impose on any of the individuals named above any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. There shall be no personal liability on the part of the individuals named above arising out of any representations or warranties made herein or otherwise.
     5.3. Covenants and Agreements of Seller.
     (a) Leasing Arrangements. During the pendency of this Agreement, Seller will not enter into any lease affecting the Property, or modify or amend in any material respect, or terminate, any of the existing Leases without Purchaser’s prior written consent in each instance, which consent shall not be unreasonably withheld, delayed or conditioned prior to the Due Diligence Date and may thereafter be withheld in Purchaser’s sole discretion and which shall be deemed given unless withheld by written notice to Seller given within three (3) Business Days after Purchaser’s receipt of Seller’s written request therefor, each of which requests shall be accompanied by a copy of any proposed modification or amendment of an existing Lease or of any new Lease that Seller wishes to execute between the Effective Date and the Closing Date, including, without limitation, a description of any Tenant Inducement Costs and leasing commissions associated with any proposed renewal or expansion of an existing Lease or with any such new Lease. If Purchaser fails to notify Seller in writing of its approval or disapproval within said three (3) Business Day period, such failure by Purchaser shall be deemed to be the approval of Purchaser. At Closing, Purchaser shall reimburse Seller for any Tenant Inducement Costs, leasing commissions or other expenses, including reasonable attorney’s fees, actually incurred by Seller pursuant to a renewal or expansion of any existing Lease or new Lease approved (or deemed approved) by Purchaser hereunder. Notwithstanding anything contained herein to the contrary, Purchaser acknowledges and agrees that prior to Closing, Seller may enter into those certain amendments to the Leases and the new leases which are described on Exhibit “M” attached hereto, provided that each such amendment and/or new lease shall be consistent with the terms set forth on Exhibit “M” attached hereto.
     (b) New Contracts. During the pendency of this Agreement, Seller will not enter into any contract, or modify, amend, renew or extend any existing contract, that will be an obligation affecting the Property or any part thereof subsequent to the Closing without Purchaser’s prior written consent in each instance (which Purchaser agrees not to withhold or delay unreasonably prior to the Due Diligence Date and may thereafter be withheld in Purchaser’s sole discretion), except contracts entered into in the ordinary course of business that are terminable without cause (and without penalty or premium) on 30 days (or less) notice. At Closing, Purchaser and Cousins shall enter into a new management agreement and a new leasing agreement with respect to the Property, the forms of which shall be agreed upon by the parties hereto prior to the Due Diligence Date.

     (c) Operation of Property. During the pendency of this Agreement, Seller shall continue to operate the Property in a good and businesslike fashion consistent with Seller’s past practices.
     (d) Insurance. During the pendency of this Agreement, Seller shall, at its expense, continue to maintain the fire insurance policy covering the Improvements which is currently in force and effect.
     (e) Tenant Estoppel Certificates and SNDAs. Seller shall endeavor in good faith (but without obligation to incur any material cost or expense) to obtain and deliver to Purchaser prior to Closing a written Tenant Estoppel Certificate in the form attached hereto as Exhibit “J-1”, “J-2” or “J-3”, as applicable (as the same may be modified upon the reasonable request of Purchaser submitted to Seller prior to the later of the dates referred to in (a) and (b) in the definition of “Tenant Estoppel Certificate” set forth in this Agreement), signed by each tenant or licensee under each of the Leases (or if the applicable Lease provides for a particular form of estoppel certificate to be given by the tenant or licensee thereunder, the Tenant Estoppel Certificate with respect to such Lease may be in the form as called for therein); provided that delivery of such signed Tenant Estoppel Certificates shall be a condition of Closing only to the extent set forth in Section 7.1(d) hereof; and in no event shall the inability or failure of Seller to obtain and deliver said Tenant Estoppel Certificates (Seller having used its good faith efforts as set forth above) be a default of Seller hereunder. Seller shall also cooperate with Purchaser, at no material cost or expense to Seller, in obtaining any subordination, non-disturbance and attornment agreements as may be required by Purchaser’s lender, provided that the delivery of any thereof shall not be a condition of Closing or a condition to Purchaser’s obligations hereunder. Purchaser shall use commercially reasonable efforts to provide to Seller the forms of such subordination, non-disturbance and attornment agreements, if any, to be submitted to the tenants on or before July 21, 2006.
     5.4. Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties to Seller:
     (a) Organization, Authorization and Consents. Purchaser is a duly organized and validly existing limited liability company under the laws of the State of Delaware. Purchaser has the right, power and authority to enter into this Agreement and to purchase the Property in accordance with the terms and conditions of this Agreement, to engage in the transactions contemplated in this Agreement and to perform and observe the terms and provisions hereof.
     (b) Action of Purchaser, Etc. Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by Purchaser on or prior to the Closing, this Agreement and such document shall constitute the valid and binding obligation and agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

     (c) No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under the terms of any indenture, deed to secure debt, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Purchaser is bound.
     (d) Litigation. To Purchaser’s knowledge, Purchaser has received no written notice that any action or proceeding is pending or threatened, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.
     The representations and warranties made in this Agreement by Purchaser shall be continuing, shall survive the Closing as provided in Section 12.4 hereof, and shall be deemed remade by Purchaser as of the Closing Date, with the same force and effect as if made on, and as of, such date subject to Purchaser’s right to update such representations and warranties by written notice to Seller and in Purchaser’s Certificate to be delivered pursuant to Section 6.2(c) hereof.
ARTICLE 6.
CLOSING DELIVERIES, CLOSING COSTS AND PRORATIONS
     6.1. Seller’s Closing Deliveries. For and in consideration of, and as a condition precedent to Purchaser’s delivery to Seller of the Purchase Price, Seller shall obtain or execute and deliver to Purchaser at Closing the following documents, all of which shall be duly executed, acknowledged and notarized where required:
     (a) Limited Warranty Deed. A limited warranty deed with respect to the Land and Improvements, in the form attached hereto as Schedule 1 (the “Limited Warranty Deed”), subject only to the Permitted Exceptions, and executed and acknowledged by Seller. The legal descriptions of the Land set forth in said Limited Warranty Deed shall conform to the legal descriptions attached hereto as Exhibit “A”;
     (b) Bill of Sale. The Bill of Sale for the Personal Property, executed by Seller;
     (c) Assignment and Assumption of Leases and Security Deposits. Two (2) counterparts of the Assignment and Assumption of Leases, executed by Seller;
     (d) Assignment and Assumption of Service Contracts. Two (2) counterparts of the Assignment and Assumption of Service Contracts, executed by Seller;
     (e) General Assignment. The General Assignment, executed by Seller;
     (f) Seller’s Affidavit. The Seller’s Affidavit, executed by an authorized officer of a general partner of Seller;
     (g) Seller’s Certificate. The Seller’s Certificate, executed by Seller;
     (h) FIRPTA Affidavit. The FIRPTA Affidavit, executed by Seller;

     (i) Affidavit of Transferor’s Residence. An affidavit from Seller in the form attached hereto as Schedule 10 confirming that Seller is a Georgia resident for purposes of O.C.G.A. § 48-7-128 so that proceeds from the sale of the Property are not subject to the withholding laws of the State of Georgia;
     (j) Evidence of Authority. Such documentation as may reasonably be required by Purchaser’s title insurer to establish that this Agreement, the transactions contemplated herein, and the execution and delivery of the documents required hereunder, are duly authorized, executed and delivered on behalf of Seller;
     (k) Settlement Statement. A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement. A draft of the settlement statement shall be delivered by Seller not later than five (5) days before the Closing, and Seller and Purchaser shall use reasonable efforts to finalize same as soon as possible before Closing;
     (l) Surveys and Plans. Such surveys, site plans, plans and specifications, and other matters relating to the Property as are in the possession of Seller to the extent not theretofore delivered to Purchaser;
     (m) Certificates of Occupancy. To the extent the same are in Seller’s possession, original or photocopies of certificates of occupancy for all space within the Improvements located on the Property;
     (n) Leases. To the extent the same are in Seller’s possession, original executed counterparts of the Leases;
     (o) Tenant Estoppel Certificates. All originally executed Tenant Estoppel Certificates as may be in Seller’s possession, together with such Seller Estoppels as Seller may elect to execute and deliver as provided in Section 7.1(d) hereof;
     (p) Notices of Sale to Tenants. Seller will join with Purchaser in executing a notice, in form and content reasonably satisfactory to Seller and Purchaser (the “Tenant Notices of Sale”), which Purchaser shall send to the tenants under the Leases informing the tenants of the sale of the Property and of the assignment to and assumption by Purchaser of Seller’s interest in the Leases and the Security Deposits and directing that all rent and other sums payable for periods after the Closing under such Lease shall be paid as set forth in said notices;
     (q) Notices of Sale to Service Contractors and Leasing Agents. Seller will join with Purchaser in executing notices, in form and content reasonably satisfactory to Seller and Purchaser (the “Other Notices of Sale”), which Purchaser shall send to each service provider and leasing agent under the Service Contracts and Commission Agreements (as the case may be) assumed by Purchaser at Closing informing such service provider or leasing agent (as the case may be) of the sale of the Property and of the assignment to and assumption by Purchaser of Seller’s obligations under the Service Contracts and Commission Agreements arising after the

Closing Date and directing that all future statements or invoices for services under such Service Contracts and/or Commission Agreements for periods after the Closing be directed to Seller or Purchaser as set forth in said notices;
     (r) Keys and Records. All of the keys to any door or lock on the Property and the original tenant files and other non-confidential books and records (excluding any appraisals, budgets, strategic plans for the Property, internal analyses, information regarding the marketing of the Property for sale, submissions relating to Seller’s obtaining of corporate authorization, attorney and accountant work product, attorney-client privileged documents, or other information in the possession or control of Seller which Seller deems proprietary) relating to the Property in Seller’s possession;
     (s) Termination of Leasing Agreement and Existing Management Agreement. Evidence of the termination by Seller of the Leasing Agreement and Seller’s existing management agreement with Cousins;
     (t) New Management and Leasing Agreements. A new management agreement for the Property executed by Cousins and a new leasing agreement for the Property executed by Cousins in the forms to be determined by the parties hereto prior to the Due Diligence Date; and
     (u) Other Documents. Such other documents as shall be reasonably requested by the Title Company to effectuate the purposes and intent of this Agreement.
     6.2. Purchaser’s Closing Deliveries. Purchaser shall obtain or execute and deliver to Seller at Closing the following documents, all of which shall be duly executed, acknowledged and notarized where required:
     (a) Assignment and Assumption of Leases. Two (2) counterparts of the Assignment and Assumption of Leases, executed by Purchaser;
     (b) Assignment and Assumption of Service Contracts. Two (2) counterparts of the Assignment and Assumption of Service Contracts, executed by Purchaser;
     (c) Purchaser’s Certificate. The Purchaser’s Certificate, executed by Purchaser;
     (d) Notice of Sale to Tenants. The Tenant Notices of Sale, executed by Purchaser, as contemplated in Section 5.1(p) hereof;
     (e) Notices of Sale to Service Contractors and Leasing Agents. The Other Notices of Sale to service providers and leasing agents, as contemplated in Section 5.1(q) hereof;
     (f) Settlement Statement. A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement. A draft of the settlement statement shall be delivered by Seller not later than five (5) days before the Closing, and Seller and Purchaser shall use reasonable efforts to finalize same as soon as possible before Closing;

     (g) Evidence of Authority. A copy of resolutions of the managing member of Purchaser, certified by an officer or manager of such managing member to be in force and unmodified as of the date and time of Closing, authorizing the purchase contemplated herein, the execution and delivery of the documents required hereunder, and designating the signatures of the persons who are to execute and deliver all such documents on behalf of Purchaser;
     (h) New Management and Leasing Agreements. A new management agreement between Purchaser and Cousins and a new leasing agreement between Purchaser and Cousins and in the forms to be determined by the parties hereto prior to the Due Diligence Date; and
     (i) Other Documents. Such other documents as shall be reasonably requested by the Title Company or Seller’s counsel to effectuate the purposes and intent of this Agreement.
     6.3. Closing Costs. Seller shall pay the attorney’s fees of Seller, one-half of any escrow closing fees charged by the Title Company, the cost of the Existing Survey, the cost of the transfer taxes imposed by the State of Georgia or other taxing authority upon the conveyance of the Property, and all other costs and expenses incurred by Seller in closing and consummating the purchase and sale of the Property pursuant hereto. Purchaser shall pay the cost of any owner’s title insurance premium, including the premium or fees for the issuance of any endorsements to such policy or for any reinsurance policies, the cost of any update or re-certifications of the Existing Survey, any transfer fees payable upon the transfer of any letter of credit, all recording fees on all instruments to be recorded in connection with this transaction, the attorney’s fees of Purchaser, one-half of any escrow closing fees charged by the Title Company, and all other costs and expenses incurred by Purchaser in the performance of Purchaser’s due diligence inspection of the Property and in closing and consummating the purchase and sale of the Property pursuant hereto.
     6.4. Prorations and Credits. The following items in this Section 6.4 shall be adjusted and prorated between Seller and Purchaser as of 11:59 P.M. on the day preceding the Closing, based upon the actual number of days in the applicable month or year:
     (a) Taxes. All general real estate taxes imposed by any governmental authority (“Taxes”) for the year in which the Closing occurs shall be prorated between Seller and Purchaser as of the Closing. If the Closing occurs prior to the receipt by Seller of the tax bill for the calendar year or other applicable tax period in which the Closing occurs, Taxes shall be prorated for such calendar year or other applicable tax period based upon the prior year’s tax bill.
     (b) Reproration of Taxes. Within fifteen (15) days of receipt of final bills for Taxes, the party receiving said final bills shall furnish copies of the same to the other party and shall prepare and present to the other party a calculation of the reproration of such Taxes, based upon the actual amount of such Taxes for the year in which the Closing occurs. The parties shall make the appropriate adjusting payment between them within thirty (30) days after presentment of such calculation and appropriate back-up information. The provisions of this Section 6.4(b) shall survive the Closing for a period of one (1) year after the Closing Date.

     (c) Rents, Income and Other Expenses. Rents and any other amounts payable by tenants shall be prorated as of the Closing Date and be adjusted against the Purchase Price on the basis of a schedule which shall be prepared by Seller and delivered to Purchaser for Purchaser’s review and approval prior to Closing. Purchaser shall receive at Closing a credit for Purchaser’s pro rata share of the rents, additional rent, common area maintenance charges, tenant reimbursements and escalations, and all other payments payable for the month of Closing and for all other rents and other amounts that apply to periods from and after the Closing, but which are received by Seller prior to Closing. Purchaser agrees to pay to Seller, upon receipt, any rents or other payments by tenants under their respective Leases that apply to periods prior to Closing but are received by Purchaser after Closing; provided, however, that any delinquent rents or other payments by tenants shall be applied first to any current amounts owing by such tenants, then to delinquent rents in the order in which such rents are most recently past due, with the balance, if any, paid over to Seller to the extent of delinquencies existing at the time of Closing to which Seller is entitled; it being understood and agreed that Purchaser shall not be legally responsible to Seller for the collection of any rents or other charges payable with respect to the Leases or any portion thereof, which are delinquent or past due as of the Closing Date; but Purchaser agrees that Purchaser shall send monthly notices for a period of three (3) consecutive months in an effort to collect any rents and charges not collected as of the Closing Date. Any reimbursements payable by any tenant under the terms of any tenant lease affecting the Property as of the Closing Date, which reimbursements pertain to such tenant’s pro rata share of increased operating expenses or common area maintenance costs incurred with respect to the Property at any time prior to the Closing, shall be prorated upon Purchaser’s actual receipt of any such reimbursements, on the basis of the number of days of Seller and Purchaser’s respective ownership of the Property during the period in respect of which such reimbursements are payable; and Purchaser agrees to pay to Seller Seller’s pro rata portion of such reimbursements within thirty (30) days after Purchaser’s receipt thereof. Conversely, if any tenant under any such Lease shall become entitled at any time after Closing to a refund of tenant reimbursements actually paid by such tenant prior to Closing, then, Seller shall, within thirty (30) days following Purchaser’s demand therefor, pay to Purchaser an amount equal to Seller’s pro rata share of such reimbursement refund obligations, said proration to be calculated on the same basis as hereinabove set forth. Seller hereby retains its right to pursue any tenant under the Leases for sums due Seller for periods attributable to Seller’s ownership of the Property; provided, however, that Seller (i) shall be required to notify Purchaser in writing of its intention to commence or pursue such legal proceedings; (ii) shall only be permitted to commence or pursue any legal proceedings after the date which is three (3) months after Closing, except that Seller shall be entitled to continue to pursue any legal proceedings commenced prior to Closing; (iii) shall not be permitted to commence or pursue any legal proceedings against any tenant seeking eviction of such tenant or the termination of the applicable Lease; and (iv) shall not commence insolvency or bankruptcy proceedings against any tenant. The provisions of this Section 6.4(c) shall survive the Closing for a period of one (1) year after the Closing Date.
     (d) Percentage Rents. Percentage rents, if any, collected by Purchaser from any tenant under such tenant’s Lease for the percentage rent accounting period in which the Closing occurs shall be prorated between Seller and Purchaser as of the Closing Date, as, if, and when received by Purchaser, such that Seller’s pro rata share shall be an amount equal to the total percentage rentals paid for such percentage rent accounting period under the applicable Lease multiplied by a fraction, the numerator of which shall be the number of days in such accounting period prior to Closing and the denominator of which shall be the total number of days in such accounting period; provided, however, that such proration shall be made only at such time as such tenant is current or, after application of a portion of such payment, will be current in the payment of all rental and other charges under such tenant’s Lease that accrue and become due and payable from and after the Closing. The provisions of this Section 6.4(d) shall survive the Closing for a period of one (1) year after the Closing Date.
     (e) Tenant Inducement Costs. Set forth on Exhibit “N” attached hereto and made a part hereof is a list of tenants at the Property with respect to which Tenant Inducement Costs and/or leasing commissions have not been paid in full as of the Effective Date. The responsibility for the payment of such Tenant Inducement Costs and leasing commissions shall be allocated as between Seller and Purchaser as set forth on Exhibit “N”. All of such Tenant Inducement Costs and leasing commissions set forth on Exhibit “N” become due and payable after the scheduled date for Closing under this Agreement. Accordingly, if said amounts which are the responsibility of Seller as set forth on Exhibit “N” have not been paid in full on or before the Closing Date (such payment to be evidenced by documentation reasonably acceptable to Purchaser), Purchaser shall assume such payment obligation at Closing, and Purchaser shall receive a credit against the Purchase Price in the aggregate amount of the said unpaid Tenant Inducement Costs and leasing commissions. Except as may be specifically provided to the contrary elsewhere in this Agreement, Purchaser shall be responsible for the payment of all Tenant Inducement Costs and leasing commissions which become due and payable (whether before or after Closing) as a result of any renewals or extensions or expansions of existing Leases approved or deemed approved by Purchaser in accordance with Section 5.3(a) hereof between the Effective Date and the Closing Date and under any new Leases, approved or deemed approved by Purchaser in accordance with said Section 5.3(a). The provisions of this Section 6.4(e) shall survive the Closing.
     (f) Security Deposits. Purchaser shall receive at Closing a credit for all Security Deposits transferred and assigned to Purchaser at Closing in connection with the Leases, together with a detailed inventory of such Security Deposits. In addition, Seller shall assign (to the extent assignable) and deliver to Purchaser at Closing any and all letters of credit and other instruments held by Seller as security deposits under the Leases. In the event any letter of credit or other instrument held by Seller as security deposits under the Leases is not assignable (such as a letter of credit that is not transferable), Seller shall use commercially reasonable efforts to provide Purchaser, at no cost to Seller, with the economic benefits of such property by enforcing such property (solely at Purchaser’s discretion) for the benefit and at the expense of Purchaser; provided Purchaser shall take all reasonable steps required (including making a demand on the tenant) to effectively transfer or reissue to Purchaser such security deposit promptly after Closing; and provided further that Purchaser shall indemnify, defend and hold harmless Seller against all claims, liabilities or expenses (including reasonable attorney’s fees) arising from a claim that Purchaser improperly exercised its rights under the letters of credit at any time after Closing. The obligations of Seller under this Section 7.1(f) shall survive the Closing until the expiration of the term of the applicable letter of credit, and the obligations of Purchaser under this Section 7.1(f) shall survive the Closing until the expiration of the applicable statute of limitations. Seller shall receive a credit at Closing in the amount of all refundable cash or other deposits posted with utility companies serving the Property which are duly assigned to Purchaser at Closing.

     (g) Operating Expenses. Personal property taxes, installment payments of special assessment liens, vault charges, sewer charges, utility charges, and normally prorated operating expenses actually paid or payable as of the Closing Date shall be prorated as of the Closing Date and adjusted against the Purchase Price, provided that within ninety (90) days after the Closing, Purchaser and Seller will make a further adjustment for such taxes, charges and expenses which may have accrued or been incurred prior to the Closing Date, but not collected or paid at that date. In addition, within ninety (90) days after the close of the fiscal year(s) used in calculating the pass-through to tenants of operating expenses and/or common area maintenance costs under the Leases (where such fiscal year(s) include(s) the Closing Date), Seller and Purchaser shall, upon the request of either, re-prorate on a fair and equitable basis in order to adjust for the effect of any credits or payments due to or from tenants for periods prior to the Closing Date. All prorations shall be made based on the number of calendar days in such year or month, as the case may be. If possible, utility prorations will be handled by final meter readings on the Closing Date. If final readings are not possible, or if any such charges are not separately metered, such charges will be prorated on a fair and equitable basis utilizing the billing information for the most recent period(s) for which costs are available. The provisions of this Section 6.4(g) shall survive the Closing for a period of one (1) year after the Closing Date.
     (h) Commissions for Pending Lease Transactions. Pursuant to that certain Property Leasing Agreement between Seller and Cousins Real Estate Corporation dated September 29, 1989, as amended and as assigned by Cousins Real Estate Corporation to Cousins (the “Leasing Agreement”), Cousins solicits tenants and negotiates leases for the Property. For any Protected Tenant (as hereinafter defined) who enters into a lease, lease renewal, lease extension or lease expansion with Purchaser within ninety (90) days after the Closing Date, Purchaser hereby agrees to pay Cousins a commission calculated in accordance with the Leasing Agreement. Seller shall deliver to Purchaser a list of Protected Tenants on or before July 31, 2006. As used herein, “Protected Tenant” shall mean any tenant (existing or proposed) with whom Cousins has been, within ninety (90) days of the Closing, holding substantive negotiations for a lease (or a renewal of or expansion under a Lease) relating to the Property. The provisions of this Section 6.4(h) shall survive the Closing for a period of one (1) year after the Closing Date.
ARTICLE 7.
CONDITIONS TO CLOSING
     7.1. Conditions Precedent to Purchaser’s Obligations. The obligations of Purchaser hereunder to consummate the transaction contemplated hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing, any of which may be waived by Purchaser in its sole discretion by written notice to Seller at or prior to the Closing Date:
     (a) Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to Section 6.1 hereof;

     (b) Seller shall have performed or complied with, in all material respects, each obligation and covenant required by this Agreement to be performed or complied with by Seller on or before the Closing;
     (c) All representations and warranties of Seller as set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of Closing, provided that solely for purposes of this subparagraph such warranties and representations shall be deemed to be given without being limited to Seller’s knowledge and without modification (by update or otherwise, as provided in the Seller’s Certificate);
     (d) Tenant Estoppel Certificates from each of the Major Tenants plus such additional tenants which, together with the Major Tenants, lease 75% in the aggregate of the leased floor area of the Improvements (the “Required Estoppels”) shall have been delivered to Purchaser, with each such Tenant Estoppel Certificate (i) to be substantially in the form attached hereto as Exhibit “J-1” (or if the applicable Lease provides for a particular form of estoppel certificate to be given by the tenant thereunder, the Tenant Estoppel Certificate with respect to such Lease may be in the form as called for therein), (ii) to be dated within thirty (30) days prior to the Closing Date, (iii) to confirm the material terms of the applicable Lease, as contained in the copies of the Leases obtained by or delivered to Purchaser, and (iv) to confirm the absence of any (A) material defaults under the applicable Lease as of the date thereof and (B) claims by or right to offset in favor of the tenant thereunder. The insertion by the tenant of the phrase “to the Tenant’s knowledge” or words of similar import into the statements made by the Tenant in paragraphs 6 and 7 of the form attached hereto as Exhibit “J-1” shall not cause a Tenant Estoppel Certificate to fail to be in substantially the form attached hereto. Likewise, the deletion of Paragraphs 13 and/or 14 of the form attached hereto as Exhibit “J-1” shall not cause a Tenant Estoppel Certificate to fail to be in substantially the form attached hereto. The delivery of said Required Estoppels shall be a condition of Closing; provided, however, in the event Seller is unable to deliver all the Required Estoppels at the Closing, Seller shall have the right (in its sole and absolute discretion, with no obligation) to deliver certificates executed by Seller substantially in the form attached hereto as Exhibit “J-4” (the “Seller Estoppels”), which shall be dated as of the Closing Date and shall count towards the Required Estoppels; provided further that Seller shall not be entitled to deliver Seller Estoppels for the Major Tenants or for tenants occupying more than 10% of the leased floor area of the Improvements; and provided further that if at any time, on or after Closing, Purchaser receives a Tenant Estoppel Certificate with respect to a Lease for which Seller previously delivered a Seller Estoppel (a “Replacement Estoppel”), the Replacement Estoppel shall supersede and replace the Seller Estoppel and Seller shall have no further liability under the applicable Seller Estoppel. Purchaser’s closing condition as set forth in this subsection 7.1(d) shall be deemed satisfied and irrevocably waived by Purchaser with respect to a Required Estoppel from a particular tenant if a Tenant Estoppel Certificate from such tenant has been delivered to Purchaser and Purchaser does not object in a written notice to Seller specifying Purchaser’s objections to the form of such Tenant Estoppel Certificate within five (5) Business Days after receipt thereof by Purchaser. The failure or inability of Seller to obtain and deliver said Required Estoppels, Seller having used its good faith efforts to obtain the same, shall not constitute a default by Seller under this Agreement; and

     (e) Title to the Property shall be delivered to Purchaser in the manner required under Section 4.1 hereof and the Title Company is irrevocably committed, upon payment of the policy premium (including the premiums for endorsements and any reinsurance), to issue to Purchaser upon the Closing the Title Policy.
In the event any of the conditions in this Section 7.1 have not been satisfied (or otherwise waived in writing by Purchaser) prior to or on the Closing Date (as same may be extended or postponed as provided in this Agreement), Purchaser shall have the right to terminate this Agreement by written notice to Seller given prior to the Closing, whereupon (i) Escrow Agent shall return the Earnest Money to Purchaser; and (ii) except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement.
     7.2. Conditions Precedent to Seller’s Obligations. The obligations of Seller hereunder to consummate the transaction contemplated hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing, any of which may be waived by Seller in its sole discretion by written notice to Purchaser at or prior to the Closing Date:
     (a) Purchaser shall have paid and Seller shall have received the Purchase Price, as adjusted pursuant to the terms and conditions of this Agreement, and all other amounts then payable by Purchaser to Seller hereunder, which Purchase Price and other amounts shall be payable in the amount and in the manner provided for in this Agreement;
     (b) Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to Section 6.2 hereof;
     (c) Purchaser shall have performed or complied with, in all material respects, each obligation and covenant required by the Agreement to be performed or complied with by Purchaser on or before the Closing; and
     (d) All representations and warranties of Purchaser as set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of Closing, provided that solely for purposes of this subparagraph such warranties and representations shall be deemed to be given without being limited to Purchaser’s knowledge and without modification (by update or otherwise, as provided in the Purchaser’s Certificate).
ARTICLE 8.
CASUALTY AND CONDEMNATION
     8.1. Casualty. Risk of loss up to the Closing shall be borne by Seller. In the event of any immaterial damage or destruction to the Property or any portion thereof, Seller and Purchaser shall proceed to close under this Agreement, and Purchaser will receive (and Seller will assign to Purchaser at the Closing Seller’s rights under insurance policies to receive) any insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction (less any amounts reasonably expended for restoration or collection of proceeds) and assume responsibility for such repair, and Purchaser shall receive a credit at Closing for any deductible amount under said insurance policies. For purposes of this Agreement, the term “immaterial damage or destruction” shall mean such instances of damage or destruction: (i) which can be repaired or restored at a cost of $5,000,000.00 or less; (ii) which can be restored and repaired within one hundred eighty (180) days from the date of such damage or destruction; (iii) which are not so extensive as to allow tenants leasing more than one percent (1%) in the aggregate of the leased floor area of the Improvements to terminate their Leases on account of such damage or destruction; and (iv) in which Seller’s rights under its rent loss insurance policy covering the Property are assignable to Purchaser and will continue pending restoration and repair of the damage or destruction.
     In the event of any material damage or destruction to the Property or any portion thereof, Purchaser may, at its option, by notice to Seller given within the earlier of fifteen (15) days after Purchaser is notified by Seller of such damage or destruction, or the Closing, but in no event less than ten (10) days after Purchaser is notified by Seller of such damage or destruction (and if necessary the Closing Date shall be extended to give Purchaser the full 10-day period to make such election): (i) terminate this Agreement, whereupon Escrow Agent shall immediately return the Earnest Money to Purchaser, or (ii) proceed to close under this Agreement, receive (and Seller will assign to Purchaser at the Closing Seller’s rights under insurance policies to receive) any insurance proceeds (including any rent loss insurance applicable to the period on or after the Closing Date) due Seller as a result of such damage or destruction (less any amounts reasonably expended for restoration or collection of proceeds) and assume responsibility for such repair, and Purchaser shall receive a credit at Closing for any deductible amount under said insurance policies. If Purchaser fails to deliver to Seller notice of its election within the period set forth above, Purchaser will conclusively be deemed to have elected to proceed with the Closing as provided in clause (ii) of the preceding sentence. If Purchaser elects clause (ii) above, Seller will cooperate with Purchaser after the Closing to assist Purchaser in obtaining the insurance proceeds from Seller’s insurers. For purposes of this Agreement “material damage or destruction” shall mean all instances of damage or destruction that are not immaterial, as defined herein.
     8.2. Condemnation. If, prior to the Closing, all or any part of the Property is subjected to a bona fide threat of condemnation by a body having the power of eminent domain or is taken by eminent domain or condemnation (or sale in lieu thereof), or if Seller has received written notice that any condemnation action or proceeding with respect to the Property is contemplated by a body having the power of eminent domain (collectively, a “Taking”), Seller shall give Purchaser immediate written notice of such Taking. In the event of any immaterial Taking with respect to the Property or any portion thereof, Seller and Purchaser shall proceed to close under this Agreement. For purposes of this Agreement, the term “immaterial Taking” shall mean such instances of Taking of a Property: (i) which do not result in a taking of any portion of the building structure of the building occupied by tenants on the Property; (ii) which do not result in a decrease in the number of parking spaces at the Property (taking into account the number of additional parking spaces that can be provided within 180 days of such Taking); and (iii) which are not so extensive as to allow a tenant to terminate its Lease or abate or reduce rent payable thereunder [unless business loss or rent insurance (subject to applicable deductibles) or condemnation award proceeds shall be available in the full amount of such abatement or reduction, and Purchaser shall receive a credit at Closing for such deductible amount] on account of such Taking.
     In the event of any material Taking of the Property or any portion thereof, Purchaser may, at its option, by written notice to Seller given within fifteen (15) days after receipt of such notice from Seller, elect to terminate this Agreement, or Purchaser may choose to proceed to close. If Purchaser chooses to terminate this Agreement in accordance with this Section 8.2, then the Earnest Money shall be returned immediately to Purchaser by Escrow Agent and the rights, duties, obligations, and liabilities of the parties hereunder shall immediately terminate and be of no further force and effect, except for those provisions of this Agreement which by their express terms survive the termination of this Agreement. For purposes of this Agreement “material Taking ” shall mean all instances of a Taking that are not immaterial, as defined herein.
     If Purchaser does not elect to, or has no right to, terminate this Agreement in accordance herewith on account of a Taking, this Agreement shall remain in full force and effect and the sale of the Property contemplated by this Agreement, less any interest taken by eminent domain or condemnation, or sale in lieu thereof, shall be effected with no further adjustment and without reduction of the Purchase Price, and at the Closing, Seller shall assign, transfer, and set over to Purchaser all of the right, title, and interest of Seller in and to any awards applicable to the Property that have been or that may thereafter be made for such Taking. At such time as all or a part of the Property is subjected to a bona fide threat of condemnation and Purchaser shall not have elected to terminate this Agreement as provided in this Section 8.2, (i) Purchaser shall thereafter be permitted to participate in the proceedings as if Purchaser were a party to the action, and (ii) Seller shall not settle or agree to any award or payment pursuant to condemnation, eminent domain, or sale in lieu thereof without obtaining Purchaser’s prior written consent thereto in each case.
ARTICLE 9.
DEFAULT AND REMEDIES
     9.1. Purchaser’s Default. If Purchaser fails to consummate this transaction for any reason other than Seller’s default, failure of a condition to Purchaser’s obligation to close, or the exercise by Purchaser of an express right of termination granted herein, Seller shall be entitled, as its sole remedy hereunder, to terminate this Agreement and to receive and retain the Earnest Money as full liquidated damages for such default of Purchaser, the parties hereto acknowledging that it is impossible to estimate more precisely the damages which might be suffered by Seller upon Purchaser’s default, and that said Earnest Money is a reasonable estimate of Seller’s probable loss in the event of default by Purchaser. The retention by Seller of said Earnest Money is intended not as a penalty, but as full liquidated damages. The right to retain the Earnest Money as full liquidated damages is Seller’s sole and exclusive remedy in the event of default hereunder by Purchaser, and Seller hereby waives and releases any right to (and hereby covenants that it shall not) sue the Purchaser: (a) for specific performance of this Agreement, or (b) to recover actual damages in excess of the Earnest Money. The foregoing liquidated damages provision shall not apply to or limit Purchaser’s liability for Purchaser’s obligations under Sections 3.1(b), 3.1(c), 3.4 and 11.1 of this Agreement or for Purchaser’s obligation to pay to Seller all attorney’s fees and costs of Seller to enforce the provisions of this

Section 9.1. Purchaser hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller or seek or claim a refund of said Earnest Money (or any part thereof) on the grounds it is unreasonable in amount and exceeds Seller’s actual damages or that its retention by Seller constitutes a penalty and not agreed upon and reasonable liquidated damages.
     9.2. Seller’s Default. If Seller fails to perform any of its obligations under this Agreement for any reason other than Purchaser’s default or the permitted termination of this Agreement by Seller or Purchaser as expressly provided herein, Purchaser shall be entitled, as its sole remedy, either (a) to receive the return of the Earnest Money from Escrow Agent and reimbursement from Seller for the out-of-pocket costs and expenses actually incurred by Purchaser in connection with the negotiation of and performance of this Agreement, Purchaser’s investigation of the Property and any rate lock breakage fees in connection with Purchaser’s proposed financing for the Property, including, without limitation, attorney’s fees and expenses, all in an amount not to exceed $2,000,000.00, which return and reimbursement shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of Seller’s obligation to execute and deliver the documents required to convey the Property to Purchaser in accordance with this Agreement; it being specifically understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Except as expressly set forth in the immediately preceding sentence and for Seller’s indemnification obligations under Section 11.1 of this Agreement, Purchaser expressly waives its rights to seek damages in the event of Seller’s pre-Closing default hereunder. Purchaser shall be deemed to have elected to terminate this Agreement and to receive a return of the Earnest Money from Escrow Agent if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before sixty (60) days following the date upon which the Closing was to have occurred.
ARTICLE 10.
ASSIGNMENT
     10.1. Assignment. Subject to the next following sentence, this Agreement and all rights and obligations hereunder shall not be assignable by any party without the written consent of the other. Notwithstanding the foregoing to the contrary, this Agreement and Purchaser’s rights hereunder may be transferred and assigned to any entity controlling, controlled by or under common control with Purchaser. Any assignee or transferee under any such assignment or transfer by Purchaser as to which Seller’s written consent has been given or as to which Seller’s consent is not required hereunder shall expressly assume all of Purchaser’s duties, liabilities and obligations under this Agreement by written instrument delivered to Seller as a condition to the effectiveness of such assignment or transfer. No assignment or transfer shall relieve the original Purchaser of any duties or obligations hereunder, and the written assignment and assumption instrument shall expressly so provide. For purposes of this Section 10.1, the term “control” shall mean the direct or indirect ownership of at least fifty percent (50%) of the applicable entity or the ability through ownership of shares or member or partnership interests, as the case may be, to direct the actions and make management decisions on behalf of the applicable entity. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This

Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.
ARTICLE 11.
BROKERAGE COMMISSIONS
     11.1. Broker and Advisor. Upon the Closing, and only in the event the Closing occurs, Seller shall pay a brokerage commission to CB Richard Ellis, Inc. (the “Broker”) pursuant to a separate agreement between Seller and Broker. Broker is representing Seller in this transaction. Also upon the Closing, and only in the event the Closing occurs, Seller shall pay an advisory fee to Banc of America Securities, LLC (“Advisor”), an affiliate of one of the general partners of Seller, pursuant to a separate agreement between Seller and Advisor. Seller shall and does hereby indemnify and hold Purchaser harmless from and against any and all liability, loss, cost, damage, and expense, including reasonable attorney’s fees actually incurred and costs of litigation, Purchaser shall ever suffer or incur because of any claim by any agent, salesman, or broker, whether or not meritorious, for any fee, commission or other compensation with regard to this Agreement or the sale and purchase of the Property contemplated hereby, and arising out of any acts or agreements of Seller, including any claims asserted by Broker and Advisor, but excluding any claims asserted by The Bentley Forbes Group, LLC. Likewise, Purchaser shall and does hereby indemnify and hold Seller free and harmless from and against any and all liability, loss, cost, damage, and expense, including reasonable attorney’s fees actually incurred and costs of litigation, Seller shall ever suffer or incur because of any claim by any agent, salesman, or broker, whether or not meritorious, for any fee, commission or other compensation with respect to this Agreement or the sale and purchase of the Property contemplated hereby and arising out of the acts or agreements of Purchaser. This Section 11.1 shall survive the Closing until the expiration of any applicable statute of limitations and shall survive any earlier termination of this Agreement.
ARTICLE 12.
INDEMNIFICATION
     12.1. Indemnification by Seller. Following the Closing and subject to Sections 12.3 and 12.4, Seller shall indemnify and hold Purchaser, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Purchaser-Related Entities”) harmless from and against any and all costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorney’s fees and disbursements) suffered or incurred by any such indemnified party in connection with any and all losses, liabilities, claims, damages and expenses (“Losses”), arising out of, or in any way relating to, (a) any breach of any representation or warranty of Seller contained in this Agreement or in any Closing Document, and (b) any breach of any covenant of Seller contained in this Agreement which survives the Closing or in any Closing Document.
     12.2. Indemnification by Purchaser. Following the Closing and subject to Section 12.4, Purchaser shall indemnify and hold Seller, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Seller-Related Entities”) harmless from any and all Losses arising out of, or in any way relating to, (a) any breach of any representation or warranty by Purchaser contained in this Agreement or in any Closing Document, and (b) any breach of any covenant of Purchaser contained in this Agreement which survives the Closing or in any Closing Documents.
     12.3. Limitations on Indemnification. Notwithstanding the foregoing provisions of Section 12.1, (a) Seller shall not be required to indemnify Purchaser or any Purchaser Related Entities under this Agreement unless the aggregate of all amounts for which an indemnity would otherwise be payable by Seller under Section 12.1 above exceeds the Basket Limitation and, in such event Seller shall be responsible for the entire amount of such Losses, (b) in no event shall the liability of Seller with respect to the indemnification provided for in Section 12.1 above exceed in the aggregate the Cap Limitation, (c) if prior to the Closing, Purchaser obtains actual written knowledge of any inaccuracy or breach of any representation, warranty or covenant of Seller contained in this Agreement (a “Purchaser Waived Breach”) and nonetheless proceeds with and consummates the Closing, then Purchaser and any Purchaser-Related Entities shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under this Article 12 for, or any other claim or cause of action under this Agreement, at law or in equity on account of any such Purchaser Waived Breach, and (d) notwithstanding anything herein to the contrary, the Basket Limitation and the Cap Limitation shall not apply with respect to Losses suffered or incurred as a result of breaches of any covenant or agreement of Seller set forth in Section 6.3, Section 6.4, or Section 11.1 of this Agreement.
     12.4. Survival. The representations, warranties and covenants contained in this Agreement and the Closing Documents shall survive for a period of one (1) year after the Closing unless a longer or shorter survival period is expressly provided for in this Agreement, or unless on or before the date that is one (1) year following the Closing, Purchaser or Seller, as the case may be, delivers written notice to the other party of such alleged breach specifying with reasonable detail the nature of such alleged breach and files an action with respect thereto within sixty (60) days after the giving of such notice.
     12.5. Indemnification as Sole Remedy. If the Closing has occurred, the sole and exclusive remedy available to a party in the event of a breach by the other party to this Agreement of any representation, warranty, or covenant or other provision of this Agreement or any Closing Document which survives the Closing shall be the indemnifications provided for under Section 3.1(c), Section 11.1, and this Article 12.
ARTICLE 13.
MISCELLANEOUS
     13.1. Notices. Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by overnight courier, hand, facsimile transmission, or sent by U.S. registered or certified mail, return receipt requested, postage prepaid, to the addresses or facsimile numbers set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

PURCHASER:	c/o BentleyForbes

10250 Constellation Boulevard
Suite 2300
Los Angeles, California 90067
Attention: David W. Cobb and C. Shane Cates
Facsimile: (310) 282-8585

with a copy to:	DLA Piper Rudnick Gray Cary US LLP
550 South Hope Street
Suite 2300
Los Angeles, California 90071
Attention: Richard C. Mendelson, Esq.
Facsimile: (213) 330-7545

SELLER:	CSC Associates, L.P.
c/o Cousins Properties Incorporated
2500 Windy Ridge Parkway
Suite 1600
Atlanta, Georgia 30339-5683
Attention: Corporate Secretary
Facsimile: (770) 857-2360

with a copy to:	C & S Premises — SPE, Inc.
c/o Bank of America, N.A.
525 North Tryon Street
NC1-023-04-03
Charlotte, North Carolina 28255
Attention: Robert C. Vail
Facsimile: (704) 387-0505

with a copy to:	Troutman Sanders LLP
Suite 5200
600 Peachtree Street, N.E.
Atlanta, Georgia 30308-2216
Attn: John W. Griffin
Facsimile: (404) 962-6577

with a copy to:	Bank of America, N.A.
FL1-400-16-12
101 East Kennedy Boulevard, 16th Floor (33602)
P.O. Box 31590
Tampa, Florida 33631-3590
Attention: Claire Bailey Carraway
Facsimile: (704) 409-0916
Any notice or other communication (i) mailed as hereinabove provided shall be deemed effectively given or received on the third (3rd) business day following the postmark date of such notice or other communication, (ii) sent by overnight courier or by hand shall be deemed effectively given or received upon receipt, and (iii) sent by facsimile transmission shall be deemed effectively given or received on the day of such electronic transmission of such notice and confirmation of such transmission if transmitted and confirmed prior to 5:00 p.m. local Atlanta, Georgia time on a Business Day and otherwise shall be deemed effectively given or received on the first Business Day after the day of transmission of such notice and confirmation of such transmission.
     13.2 Possession. Full and exclusive possession of the Property, subject to the Permitted Exceptions and the rights of the tenants under the Leases, shall be delivered by Seller to Purchaser on the Closing Date.
     13.3 Time Periods. If the time period by which any right, option, or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday, or holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled Business Day.
     13.4 Publicity. The parties agree that, prior to Closing, except as may be required by law, no party shall, with respect to this Agreement and the transactions contemplated hereby, make any public announcements or issue press releases regarding this Agreement or the transactions contemplated hereby to any third party without the prior written consent of the other party hereto. Seller and Purchaser shall each have the right to approve the press release of the other party issued in connection with the Closing, which approval shall not be unreasonably withheld. No party shall record this Agreement or any notice hereof.
     13.5 Discharge of Obligations. The acceptance by Purchaser of Seller’s Limited Warranty Deed hereunder shall be deemed to constitute the full performance and discharge of each and every warranty and representation made by Seller and Purchaser herein and every agreement and obligation on the part of Seller and Purchaser to be performed pursuant to the terms of this Agreement, except those warranties, representations, covenants and agreements which are specifically provided in this Agreement to survive Closing.
     13.6 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.
     13.7 Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that this Agreement may have been prepared by counsel for one of the parties, it being mutually acknowledged and agreed that Seller and Purchaser and their respective counsel have contributed substantially and materially to the preparation and negotiation of this Agreement. Accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
     13.8 Sale Notification Letters. Promptly following the Closing, Purchaser shall deliver the Tenant Notices of Sale to each of the respective tenants under the Leases and the Other Notices of Sale to each service provider and leasing agent, the obligations under whose respective Service Contracts and Commission Agreements Purchaser has assumed at Closing. The provisions of this Section shall survive the Closing.
     13.9 Access to Records Following Closing. Purchaser agrees that for a period of two (2) years following the Closing, Seller shall have the right during regular business hours, on five (5) days’ written notice to Purchaser, to examine and review at Purchaser’s office (or, at Purchaser’s election, at the Property), the books and records relating to the ownership and operation of the Property which were delivered by Seller to Purchaser at the Closing. Likewise, Seller agrees that for a period of two (2) years following the Closing, Purchaser shall have the right during regular business hours, on five (5) days’ written notice to Seller, to examine and review at Seller’s office, all books, records and files, if any, retained by Seller relating to the ownership and operation of the Property by Seller prior to the Closing. The provisions of this Section shall survive the Closing for a period of two (2) years after the Closing Date.
     13.10 Submission to Jurisdiction. Each of Purchaser and Seller irrevocably submits to the jurisdiction of (a) the Superior Court of Fulton County, Georgia located in Atlanta, Georgia, and (b) the United States District Court for the Northern District of Georgia for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of Purchaser and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Georgia with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of Purchaser and Seller irrevocably and unconditionally waives trial by jury and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the Superior Court of Fulton County, Georgia located in Atlanta, Georgia, and (b) the United States District Court for the Northern District of Georgia, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     13.11 Entire Agreement. Except as provided in this Section 13.11 and except for that certain Advisory Fee Agreement of even date herewith by and among Seller, Purchaser and Avalon Capital Partners, LLC, this Agreement contains the entire agreement of the parties hereto, and no representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. The terms and provisions of that certain Access and Confidentiality Agreement dated July 12, 2006, by and between Seller and Purchaser are hereby incorporated herein and shall remain in full force and effect except that, to the extent of any conflict or inconsistency between the terms of said Access and Confidentiality Agreement and this Agreement, the terms of this Agreement shall govern and control.

     13.12 General Provisions. No failure of either party to exercise any power given hereunder or to insist upon strict compliance with any obligation specified herein, and no custom or practice at variance with the terms hereof, shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof. Any amendment to this Agreement shall not be binding upon Seller or Purchaser unless such amendment is in writing and executed by both Seller and Purchaser. Subject to the provisions of Section 10.1 hereof, the provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Time is of the essence in this Agreement. The headings inserted at the beginning of each paragraph are for convenience only, and do not add to or subtract from the meaning of the contents of each paragraph. This Agreement shall be construed and interpreted under the laws of the State of Georgia. Except as otherwise provided herein, all rights, powers, and privileges conferred hereunder upon the parties shall be cumulative but not restrictive to those given by law. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender shall include all genders, and all references herein to the singular shall include the plural and vice versa.
     13.13 Attorney’s Fees. If Purchaser or Seller brings an action at law or equity against the other in order to enforce the provisions of this Agreement or as a result of an alleged default under this Agreement, the prevailing party in such action shall be entitled to recover court costs and reasonable attorney’s fees actually incurred from the other.
     13.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which when taken together shall constitute one and the same original. To facilitate the execution and delivery of this Agreement, the parties may execute and exchange counterparts of the signature pages by facsimile, and the signature page of either party to any counterpart may be appended to any other counterpart.
     13.15 Effective Agreement. The submission of this Agreement for examination is not intended to nor shall constitute an offer to sell, or a reservation of, or option or proposal of any kind for the purchase of the Property. In no event shall any draft of this Agreement create any obligation or liability, it being understood that this Agreement shall be effective and binding only when a counterpart of this Agreement has been executed and delivered by each party hereto.
     13.16 1031 Exchange. Either party hereto may elect to seek to structure its purchase or sale, as applicable, of the Property as a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder (“1031 Exchange”), subject to the limitations set forth herein. Each party shall reasonably cooperate with the other, at no material cost to such cooperating party, in connection with the same, including, but not limited to, executing and delivering a consent to an assignment to a qualified exchange intermediary of rights (but not obligations) under this Agreement; provided that (i) neither party shall be required to incur any additional liabilities or financial obligations as a consequence of such cooperation, (ii) neither party shall be relieved of its obligations, representations or warranties under this Agreement, and (iii) such 1031 Exchange shall not delay the Closing. Additionally, in connection with any 1031 Exchange, neither party shall be required to acquire title to any other property. Any risk that such an exchange or conveyance might not qualify as a tax-deferred transaction shall also be borne solely by the party seeking to effectuate the same, and each party acknowledges that the other has not provided, and will not provide, any tax, accounting, legal or other advice regarding the efficacy of any attempt to structure the transaction as a 1031 Exchange. Each party hereby agrees to save, protect, defend, indemnify and hold the other harmless from any and all losses, costs, claims, liabilities, penalties and expenses, including, without limitation, reasonable attorney’s fees, fees of accountants and other experts, and costs of any judicial or administrative proceeding or alternative dispute resolution to which the other may be exposed, due to any attempt to structure the transaction as a 1031 Exchange. The provisions of this Section 13.16 shall survive the Closing until the expiration of any applicable statute of limitations.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

SELLER:
CSC ASSOCIATES, L.P., a Georgia limited partnership
By:	Cousins Properties Incorporated, a Georgia corporation, general partner
By:	/s/ Craig B. Jones
	Name:	Craig B. Jones
	Title:	Executive Vice President

By:	C & S Premises — SPE, Inc., a North Carolina corporation, general partner
By:	/s/ Robert C. Vail
	Name:	Robert C. Vail
	Title:	President

PURCHASER:
BENTLEYFORBES ACQUISITIONS, LLC, a Delaware limited liability company
By:	/s/ David W. Cobb
	Name:	David W. Cobb
	Title:	President and CEO

FIRST AMENDMENT TO
PURCHASE AND SALE AGREEMENT
     This First Amendment to Purchase and Sale Agreement (the “First Amendment”) is made and entered into as of the 3rd day of August, 2006, between CSC ASSOCIATES, L.P., a Georgia limited partnership (“Seller”) and BENTLEYFORBES ACQUISITIONS, LLC, a Delaware limited liability company (“Purchaser”).
W I T N E S S E T H:
     WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement dated July 17, 2006 (the “Agreement”), relating to certain real property located at 600 Peachtree Street, N.E., Atlanta, Fulton County, Georgia, more particularly described in the Agreement; and
     WHEREAS, Seller and Purchaser desire to modify and amend the Agreement to extend the “Due Diligence Date” under the Agreement.
     NOW, THEREFORE, for and in consideration of the premises, the sum of Ten Dollars ($10.00) in hand paid by each of the parties hereto to the other, and other good and valuable consideration, Seller and Purchaser hereby agree as follows:
     1. Extension of Due Diligence Date. The date of “August 3, 2006” set forth in the first sentence of Section 3.1(d) of the Agreement is hereby deleted and the date of “August ___, 2006” is hereby substituted in lieu thereof.
     2. Ratification. Except as modified herein, the Agreement and all of the terms and provisions thereof shall remain unmodified and in full force and effect and are hereby ratified and confirmed.
     3. Counterparts. This First Amendment may be executed in one or more counterparts, each of which when taken together shall constitute one and the same original. To facilitate the execution and delivery of this First Amendment, the parties may execute and exchange counterparts of the signature pages by facsimile, and the signature page of either party to any counterpart may be appended to any other counterpart.

     IN WITNESS WHEREOF, the parties have executed this First Amendment as of the day and year first above written.

“SELLER”: CSC ASSOCIATES, L.P., a Georgia limited partnership
By:	Cousins Properties Incorporated,
a Georgia corporation, general partner

By:	/s/ Craig B. Jones
	Name:	Craig B. Jones
	Title:	E.V.P.

[Signatures continued on following page]

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[Signatures continued from previous page]

“PURCHASER”: BENTLEYFORBES ACQUISITIONS, LLC, a Delaware limited liability company
By:	/s/ David W. Cobb
	Name:	David W. Cobb
	Title:	President

3

REINSTATEMENT AND SECOND AMENDMENT TO
PURCHASE AND SALE AGREEMENT
     THIS REINSTATEMENT AND SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made as of August 11, 2006 by and between CSC ASSOCIATES, L.P., a Georgia limited partnership (“Seller”), and BENTLEYFORBES ACQUISITIONS, LLC, a Delaware limited liability company (“Purchaser”).
RECITALS
     A. Seller and Purchaser entered into that certain Purchase and Sale Agreement dated as of July 17, 2006, as amended by that certain First Amendment to Purchase and Sale Agreement dated as of August 3, 2006 (as so amended, the “Purchase Agreement”), with respect to that certain real property located in Fulton County, State of Georgia and more particularly described in the Purchase Agreement (the “Property”). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.
     B. Pursuant to that certain letter dated as of August 11, 2006 from Purchaser to Seller (the “Termination Notice”), the Purchase Agreement was terminated.
     C. The parties hereto desire to reinstate and amend the Purchase Agreement as set forth herein.
AGREEMENT
     In consideration of the mutual covenants herein contained, the sum of Ten Dollars paid by each party to the other, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:
     1. Reinstatement. The Purchase Agreement is hereby reinstated and the Termination Notice shall be of no further force or effect.
     2. Escrow Agent. Seller and Purchaser agree that all references in the Purchase Agreement to “Escrow Agent” shall mean Fidelity National Title Insurance Company, having its office at 601 South Figueroa Street, Suite 2130, Los Angeles, California 90017, Attention: Linda Hamilton, Telephone: (213) 689.9301. As soon as practical after the date hereof, Seller and Purchaser shall (i) re-execute and deliver to each other original counterparts of the Escrow Agreement, provided that the same shall be revised to name Fidelity National Title Insurance Company as the Escrow Agent thereunder, (ii) cause Fidelity National Title Insurance Company to execute and deliver to each of Seller and Purchaser original counterparts of the Escrow Agreement, and (iii) instruct First American Title Insurance Company in writing to wire transfer the Earnest Money to Fidelity National Title Insurance Company pursuant to wire transfer instructions to be provided by Fidelity National Title Insurance Company. At such time as the revised Escrow Agreement has been duly executed and delivered by each of the parties thereto and the Earnest Money has been transferred as described above, the original Escrow

Agreement shall terminate and be of no further force or effect, except that each of Seller and Purchaser shall continue to be obligated to pay one-half of the fee, if any, charged by First American Title Insurance Company for services rendered under the original Escrow Agreement.
     3. Title Company; Reinsurance. Seller and Purchaser agree that all references in the Purchase Agreement to “Title Company” shall mean Fidelity National Title Insurance Company with First American Title Insurance Company as fifty percent (50%) co-insurer. Exhibit “K” of the Purchase Agreement is hereby deleted in its entirety and replaced with Exhibit “K” attached hereto and made a part hereof by this reference.
     4. Closing Date. Section 2.4 of the Purchase Agreement is hereby amended to provide that the Closing Date shall be September 28, 2006. Neither Seller nor Purchaser shall have the right to extend the Closing Date under Section 2.4 of the Purchase Agreement.
     5. Allocation of Escrow Closing Fee. Notwithstanding anything contained in Section 6.3 of the Purchase Agreement to the contrary, Seller’s share of the escrow closing fee charged by the Title Company shall in no event exceed $1,250.00, and Purchaser hereby agrees that if the escrow closing fee charged by the Title Company shall exceed $2,500.00, Purchaser shall be responsible for the payment of the entire amount of such fee in excess of $2,500.00.
     6. Net Operating Income Holdback Agreement. Notwithstanding anything in the Purchase Agreement to the contrary, at Closing, Seller and Purchaser shall (i) execute and deliver to each other original counterparts of, and shall use their reasonable efforts to cause Fidelity National Title Company to execute and deliver to each of Seller and Purchaser duly executed original counterparts of, a tri-party escrow agreement among Seller, Purchaser and Fidelity National Title Company (the “Holdback Agreement”), which Holdback Agreement shall be in the form of Exhibit “X” attached hereto and made a part hereof by this reference, provided, however that Seller and Purchaser shall incorporate such additional terms as may be requested by Fidelity National Title Company and as are customarily required by title insurance companies or affiliates thereof serving as escrow agents under escrow agreements similar to the Holdback Agreement, and (ii) instruct Escrow Agent, in writing, to retain the Holdback Amount (as defined in the Holdback Agreement) from the funds which would otherwise have been delivered to Seller at Closing and deliver such Holdback Amount to Fidelity National Title Company under the Holdback Agreement.
     7. Management Agreement Form Approved. Cousins (by virtue of the execution of this Amendment by Cousins in its capacity as general partner of Seller) and Purchaser acknowledge that the form of Management Agreement circulated by counsel for Cousins to Messrs Cobb, Jones and Shiner and Ms. Hanna by E-mail on August 8, 2006 has been approved by Cousins and Purchaser, except that Purchaser may elect, at Purchaser’s option, to cause a management company affiliated with The BentleyForbes Group, LLC to enter into the Management Agreement as “Owner” thereunder (with appropriate changes in the form of the Management Agreement to reflect the status of such management company), in which case Purchaser shall execute a Consent and Joinder to the Management Agreement pursuant to which Purchaser, as owner of the Property, shall consent to the Management Agreement and agree to be jointly and severally liable for all of the obligations and undertakings of the “Owner” under the Management Agreement and shall agree to cause any successor owner of the Property during the

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term of the Management Agreement to expressly assume in writing the obligations of Purchaser under such Consent and Joinder.
     8. Miscellaneous. Except to the extent expressly modified by this Amendment, the Purchase Agreement is ratified and remains in full force and effect. To the extent of any inconsistency between this Amendment and the Purchase Agreement, the terms and conditions of this Amendment shall control. This Amendment may be executed in multiple counterparts, all of which, taken together, shall constitute one document. This Amendment shall be deemed effective against a party upon receipt by the other party (or its counsel) of a counterpart executed by facsimile.
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     IN WITNESS WHEREOF, Seller and Purchaser have executed this Amendment as of the date first set forth above.

SELLER:	CSC ASSOCIATES, L.P., a Georgia limited partnership
	By:	Cousins Properties Incorporated,
a Georgia corporation,
its general partner

By:	/s/ Craig B. Jones
	Name:	Craig B. Jones
	Title:	E.V.P.

By:	C & S Premises -- SPE, Inc.,
a North Carolina corporation,
its general partner

By:	/s/ Robert C. Vail
	Name:	Robert C. Vail
	Title:	President

PURCHASER:	BENTLEYFORBES ACQUISITIONS, LLC, a Delaware limited liability company
	By:	/s/ David W. Cobb
		Name:	David W. Cobb
		Title:	President & CEO

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